Exhibit 10.12

RETAIL LEASE AGREEMENT
BETWEEN
HART FOUNDRY SQUARE IV, LLC,
as Landlord
AND
SLACK TECHNOLOGIES, INC.,
as Tenant
500 HOWARD STREET, SAN FRANCISCO, CALIFORNIA

RETAIL LEASE
BASIC LEASE INFORMATION

Date:	January 24, 2018

Landlord:	HART FOUNDRY SQUARE IV, LLC, a Delaware limited liability company

Tenant:	SLACK TECHNOLOGIES, INC., a Delaware corporation

Building:	The building located at 500 Howard Street, San Francisco, California 94105, commonly known as Foundry Square IV

Premises:	Suite 100 of the Ground Floor

Rentable Area of Premises:	Approximately 3,425 rentable square feet

Scheduled Delivery Date:	May 1, 2018

Rent Commencement Date:	Four (4) calendar months from the Delivery Date, as such date may be extended as provided in Section 2(d)

Expiration Date:	The last day of the one hundred twentieth (120th) Lease Month following the Rent Commencement Date, subject to adjustment as provided in Section 1 (f)

Base Rent:	Year of Lease	Annual Rent	Annual	Monthly
	Term	per sq. ft.	Rent	Rent

	Year 1	$82.00	$280,850.00	$23,404.17
	Year 2	$84.46	$289,275.50	$24,106.29
	Year 3	$86.99	$297,953.77	$24,829.48
	Year 4	$89.60	$306,892.38	$25,574.36
	Year 5	$92.29	$316,099.15	$26,341.60
	Year 6	$95.06	$325,582.12	$27,131.84
	Year 7	$97.91	$335,349.59	$27,945.80
	Year 8	$100.85	$345,410.08	$28,784.17
	Year 9	$103.88	$355,772.38	$29,647.70
	Year 10	$106.99	$366,445.55	$30,537.13

	Subject to Section 3(c), Base Rent for the first full calendar month
	following the Rent Commencement Date is abated.

Base Year:	2018

Tenant’s Expense Share:	1.4283%

Tenant’s Tax Share:	1.4283%

- i -

Permitted Use of Premises:
High quality retail use promoting and showcasing Tenant’s products and offerings, subject to Section 6, including apparel, electronics and technology applications and accessories, as well as in-store presentations and events showcasing Tenant’s brand and technology partners.

Minimum Days and Hours Open for Business:	9:00 a.m. through 6:00 p.m., Monday through Friday, subject to Section 6.

Tenant’s Address for Notices:	Prior to the Commencement Date:

Slack Technologies, Inc. 155 5th Street San Francisco, CA 94103 Attn: Chief Executive Officer

From and after Commencement Date:

Slack Technologies, Inc. 500 Howard Street San Francisco, CA 94105 Attn: Chief Executive Officer

in each case with a copy to:

Shartsis Friese LLP One Maritime Plaza, 18th Floor San Francisco, CA 94111 Attn: Jonathan M. Kennedy

Landlord’s Address for Notices:	HART Foundry Square IV, LLC c/o HEITMAN 191 North Wacker Drive, Suite 2500 Chicago, IL 60606 Attn: Asset Manager

With a copy to:

HART Foundry Square IV, LLC c/o CBRE, Inc. 500 Howard Street, Suite 104 San Francisco, CA 94105 Attn: Property Manager

Address for Payment of Rent:	HART Foundry Square IV, LLC 26287 Network Place Chicago, IL 60673-1262

Extension Options:	Two (2) extension terms of five (5) years each

- ii -

Exhibit(s) and Schedules:	Exhibit A:	Floor Plan
	Exhibit B:	Building Rules
	Exhibit C:	Work Letter and Construction Agreement
	Exhibit D:	Commencement Date Memorandum
	Exhibit E:	Tenant Estoppel

Real Estate Brokers:	CBRE, Inc., representing Landlord, and Colliers International, representing Tenant

Tenant Improvement Allowance:	$171,250.00 based on $50.00 per rentable square foot of the Premises as reimbursement for Approved Tenant Improvement Costs in accordance with Exhibit C.
The provisions of the Lease identified above in parentheses are those provisions where references to particular Basic Lease Information appear. Each such reference shall incorporate the applicable Basic Lease Information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.

TENANT	LANDLORD

SLACK TECHNOLOGIES, INC.,	HART FOUNDRY SQUARE IV, LLC,
a Delaware corporation	a Delaware limited liability company

By: /s/ Stewart Butterfield	By: /s/ George Rumel
Name: Stewart Butterfield	Name: George Rumel
Its: Chief Executive Officer	Its: Senior Vice President

- iii -

Exhibit A:    Floor Plan
Exhibit B:    Building Rules
Exhibit C-l:    Work Letter and Construction Agreement
Exhibit D:    Commencement Date Memorandum

- i -

RETAIL LEASE
THIS RETAIL LEASE (this “Lease”), dated January ___, 2018, for purposes of reference only, is made and entered into by and between HART FOUNDRY SQUARE IV, LLC, a Delaware limited liability company (“Landlord’’), and SLACK TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).
WITNESSETH:
Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises described in Section 1(b) below for the term and subject to the terms, covenants, agreements and conditions hereinafter set forth, to each and all of which Landlord and Tenant hereby mutually agree.
1.    Terms. Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:
(a)    “Building” shall mean the building or buildings described in the Basic Lease Information, and the parcel or parcels of land on which such building or buildings are situated, together with all other improvements and other real property located on such parcel or parcels, as well as any property interest in the area of the streets bounding the parcel described in the Basic Lease Information, and all other improvements on or appurtenances to said parcel or said streets.
(b)    “Business Day” shall mean the days Monday through Friday, excluding Holidays. “Holidays” shall mean the dates of observation of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays on which federally insured national banks doing business in the State of California are required or permitted under applicable laws to close for business
(c)    “Common Areas” shall mean all areas and facilities outside the Premises and within the exterior boundary line of the Project, excluding areas within the Building, that are, from time to time, provided and designated by Landlord for the non-exclusive use of Landlord, Tenant, other tenants of the Project and their respective employees, guests and invitees, including, without limitation, sidewalks, landscaping, court yards and exterior stairs and walkways.
(d)    “Default Rate” shall mean the lesser of: (1) four percent (4%) over the prime rate as quoted in The Wall Street Journal as the base rate charged by the nation’s largest banks on corporate loans as of the date such Rent payment was due; or (2) ten percent (10%) per annum. Notwithstanding the foregoing, the aggregate liability for any interest accruing under this Lease shall not exceed the limits, if any, imposed by applicable Laws. Any interest paid in excess of such limits shall be credited to Tenant by application of the amount of excess interest paid against any outstanding Rent obligations in any order that Landlord elects. If the amount of excess interest paid exceeds the amount of outstanding Rent, such excess portion shall be refunded to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by Law to be an expense or a fee, premium or penalty, rather than interest.
(e)    “Delivery Date” shall mean the later to occur of (i) the Scheduled Delivery Date, and (ii) the actual date of delivery of possession of the Premises by Landlord in Ready for Occupancy Condition.
(f)    “Expiration Date” shall, initially be based on the date provided in the Basic Lease Information, and shall be subject to adjustment as follows: (i) once the Phase II Premises Commencement Date is determined under the Office Lease, the Expiration Date shall be adjusted to be coterminous with the Expiration Date of the Office Lease, (ii) if the Phase II Premises Commencement Date does not occur, by October 15, 2018 (as such date is extended under the terms of the Office Lease), and Tenant elects to terminate the Office Lease, this Lease shall terminate coterminously with the termination of the Office Lease, and such date shall be deemed the Expiration Date under this Lease.
(g)    “FF&E” shall mean any and all of Tenant’s furnishings, equipment, and trade fixtures installed in the Premises
(h)    “Force Majeure” shall mean any event of (i) civil commotion, terrorism or threat thereof, act of a public enemy, war, riot, sabotage, blockade or embargo, and (ii) lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion or act of God
(i)    “Lease Month” shall mean a full calendar month. If the Rent Commencement Date is other than the first day of a calendar month, said partial month shall be disregarded solely for purposes of calculating the number of Lease Months in the Term, and the first Lease Month shall be the first full calendar month following the Rent Commencement Date. Notwithstanding anything to the contrary in the foregoing, (i) Base Rent for any partial calendar month in which the Rent Commencement Date occurs shall be prorated based on a 30-day month, and (ii) the period of time from the Delivery Date to the Rent Commencement Date shall be determined based on the actual passage of a month from the day of the month on which the Delivery Date occurs to the next calendar month of the same date.
(j)    “Normal Business Hours” for the Building shall mean 8:00 a.m. to 6:00 p.m. Mondays through Fridays, exclusive of holidays.
(k)    “Office Lease” shall mean that certain Office Lease Agreement dated December 22, 2017, as amended, entered into by Landlord and Tenant for other premises of the Building.
(l)    “Permitted Use” shall mean the permitted use described in the Basic Lease Information, as more particularly described in, and subject to the limitations and restrictions of, Section 6.
(m)    “Premises” shall mean the portion of the Building located on the Ground Floor of the Building referenced in the Basic Lease Information and generally shown on the floor plan attached to this Lease as Exhibit A. Landlord and Tenant agree that the Premises consist of the number of square feet of rentable area set forth in the Basic Lease Information. All the outside walls and windows of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof and access thereto through the Premises for the purposes of operation, maintenance and repairs, are reserved to Landlord.
(n)    “Project” shall mean that certain office/retail project with a Street address of 500 Howard Street, San Francisco, California, commonly known as the “Foundry Square IV,” together with any buildings, improvements and land on adjacent parcels that Landlord may, in the future, elect to own or operate jointly with the Buildings and designate as Common Area.
(o)    “Ready for Occupancy Condition” shall mean (1) broom clean, and (2) all Building mechanical and utility systems serving the Premises are in good working order and condition.
(p)    “Specialized Alterations” shall mean any of the following as and to the extent installed by Tenant: (i) trade fixtures, (ii) plumbing and HVAC lines exclusively serving the Premises, (iii) unique architectural design elements that alter the general use of the Premises for general retail use, including ceiling tiles and wall coverings, and (iv) any retail signage installed by Tenant within or outside of the Premises, including all electrica1lines and connections supporting the same.
(q)    “Tenant Parties” shall mean Tenant, any Permitted Transferee of Tenant, and each of their respective agents, employees, contractors and invitees.

To the extent a term is defined or described in the Basic Lease Information, such term shall incorporate the definition and/or description set forth in the Basic Lease Information.
2.    Lease Term; Condition of Premises.
(a)    The Lease term (the “Lease Term”) shall commence on the Delivery Date and, unless ended sooner as herein provided, shall expire on the Expiration Date. Landlord and Tenant hereby agree to confirm the actual Delivery Date and Expiration Date by executing and delivering to each other counterparts of a Commencement Date Memorandum in the form of Exhibit D attached hereto, but the Lease Term shall commence on the Delivery Date and end on the Expiration Date whether or not such memorandum is executed. From the Delivery Date through the Rent Commencement Date, Tenant’s occupancy of the Premises shall be on and subject to all of the covenants in this Lease, all of which shall be binding on and apply to Tenant during such occupancy, except that Tenant’s obligation to pay Base Rent and any Additional Rent chargeable to Tenant under Section 3(a)(ii) shall commence on the Rent Commencement Date.
(b)    If Landlord for any reason whatsoever cannot deliver possession of the Premises to Tenant on the Scheduled Delivery Date, this Lease shall not be void or voidable, no obligation of Tenant shall be affected hereby and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom; provided that any Monthly Rental shall only commence as of, and shall be prorated for the period beginning from, the date Landlord actually delivers possession of the Premises to Tenant in the condition required by this Lease.
(c)    Landlord shall deliver possession of the Premises to Tenant in Ready for Occupancy Condition; provided, however, with respect to the portion of the Premises formerly known as Suite 101 (in which the previous tenant in occupancy conducted business therein as a dentist), prior to delivery of the Premises to Tenant Landlord shall cause to be removed, at Landlord's sole cost and expense, any of said previous tenant's furniture, trade fixtures and equipment (including specialized dentistry equipment), together with any associated plumbing serving any such trade fixtures or specialized equipment (“Landlord’s Demolition Work”), but leaving in place the restrooms and fixtures in said space and associated plumbing serving said restrooms. Except for the completion of Landlord’s Demolition Work, (i) Landlord shall have no obligation to construct or install any improvements in the Premises, and (ii) Tenant’s possession of the Premises shall constitute Tenant’s acknowledgment that the Premises are in all respects in the condition in which Landlord is required to deliver the Premises to Tenant under this Lease and that Tenant has examined the Premises and is fully informed to Tenant’s satisfaction of the physical and environmental condition and the utility of the Premises for its business purposes. Tenant acknowledges that Landlord, its agents and employees and other persons acting on behalf of Landlord have made no representation or warranty of any kind in connection with any matter relating to the physical or environmental condition, value, fitness, use or zoning of the Premises upon which Tenant has relied directly or indirectly for any purpose, except as specifically set forth in this Lease.
(d)    Subject to terms of the Work Letter and Construction Agreement attached to this Lease as Exhibit C-1 (the “Work Letter”), Tenant shall be entitled to improve the Premises with Tenant Improvements suitable for the conduct of Tenant’s Permitted Use.
(e)    Landlord and Tenant acknowledge that all references in this Lease to specific figures of RSF and Tenant’s Share shall be final and binding on Landlord and Tenant and that such acknowledgment is supported by adequate consideration; provided, however, that if Tenant exercises any Option (as defined below in Section 36), Landlord shall have the right, but not the obligation, to remeasure the Premises and the Building to recalculate references to RSF and Tenant’s Share in this Lease, as determined by Landlord’s architect in accordance with the then current standard of measurement developed by the American National Standard Institute of Building Owners and Managers Association International (ANSI/BOMA), in connection with the exercise of any Option.

3.    Rent.
(a)    Rent. Tenant shall pay to Landlord the following amounts as rent for the Premises:
(i)    Base Rent. Tenant shall pay to Landlord Base Rent for the Premises on the Rent Commencement Date and thereafter on or before the first day of each calendar month of the Lease Term, subject to abatement as expressly provided in this Lease.
(ii)    Additional Rent. During each calendar year after the Base Year, Tenant shall pay to Landlord as “Additional Rent” Tenant’s Share of increases in Property Taxes and Operating Expenses (as such terms are defined below) incurred by Landlord in the operation of the Project over the Project Taxes and Operating Expenses incurred by Landlord in the operation of the Project during the applicable Base Year.
(iii)    Utility Rent. Tenant shall pay to Landlord Utility Rent. “Utility Rent” shall mean all charges incurred for the use and consumption of the utilities provided in Sections 7(a) and 7(e) of this Lease. Landlord may estimate the Utility Rent monthly, by meter readings, and invoice Tenant therefor, in arrears. All Utility Rent charges shall be due and payable monthly, together with the next payment of Base Rent (as defined below) that is not less than twenty-one (21) days following Landlord’s invoice for such charges. Landlord’s failure to bill Tenant for any such amounts shall not waive Landlord’s right to bill Tenant for such amounts at a later time, provided that, except if due to the delayed or any restated invoices received from the utility provider, Tenant shall not be responsible for invoices submitted to Tenant for payment more than three (3) months in arrears. Tenant’s right to object to Utility Rent shall be subject to the same audit rights in Section 4(h) below. Utility Rent does not include charges for utilities consumed in connection with Common Area which are separately billed as an element of Operating Expenses as provided in Section 4(b) of this Lease.
(iv)    Janitorial Rent. Tenant shall pay to Landlord Janitorial Rent. “Janitorial Rent” shall mean all charges incurred by Landlord for the provision of janitorial services in connection with Tenant’s use of the Premises as provided in Section 7(a) of this Lease. All Janitorial Rent charges shall be due and payable monthly, together with the next payment of Base Rent (as defined below) that is not less than twenty-one (21) days following Landlord’s invoice for such charges; provided, however, that no Janitorial Rent shall be due in connection with janitorial services procured by and paid for by Tenant directly. Landlord’s failure to bill Tenant for any such amounts shall not waive Landlord’s right to bill Tenant for such amounts at a later time. Tenant’s right to object to Janitorial Rent shall be subject to the same audit rights in Section 4(h) below.
All sums of money required to be paid by Tenant to Landlord under this Lease are deemed to be obligations in the nature of rent whether or not such obligations are expressly so designated, and are collectively referred to herein as “Rent.” Except as expressly provided in this Lease, all Rent shall be payable to Landlord as provided in this Section 3, without any invoice, notice, or other demand therefor, and without any abatement, deduction, credit or offset whatsoever, except as expressly provided for in this Lease. All Rent shall be paid by check in lawful money of the United States of America to Landlord (or to any other person designated by Landlord in a notice to Tenant) at Landlord’s Notice Address for the payment of Rent, or by ACH wire transfer pursuant to a notice from Landlord to Tenant of Landlord’s wire transfer instructions. No payment shall be made in cash. Tenant shall not pay any Rent more than one (1) month in advance without the prior written consent of Landlord and any Holder of which Tenant has notice and whose consent to such payment is required. Tenant shall pay Landlord, as Additional Rent, in addition to any interest and late charges payable by Tenant, the sum of One Hundred Dollars ($100.00) for each check that is returned to Landlord for non-sufficient funds or that is otherwise dishonored. If any check of Tenant is dishonored, any or all subsequent payments of Rent shall, at Landlord’s option, be made by certified check or other form of guaranteed payment acceptable to Landlord.
(b)    Late Payment Charges. Any amount due from Tenant to Landlord under this Lease which is not paid within ten (10) days of the date due, shall bear interest from the date such payment is due until paid (computed on the basis of a 365-day-year) at the Default Rate. The payment of such interest shall not excuse or cure a default by the Tenant hereunder.
(c)    Base Rent Abatement. Notwithstanding anything to the contrary in Section 3(a)(i) above, Landlord agrees to waive payment of Base Rent for the first full Lease Month following the Rent Commencement Date. If the Rent Commencement Date occurs on a day other than the first day of the calendar month, Base Rent for the partial month in which the Rent Commencement Date occurs shall be due and payable on the Rent Commencement Date.
4.    Operating Expenses: Taxes.
(a)    Landlord’s Estimate. Prior to or promptly after the commencement of each calendar year following each applicable Base Year, Landlord shall give Tenant a good faith written estimate of the anticipated increases in Property Taxes and Operating Expenses over the applicable Base Year and of Tenant’s Share of such increases. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance on or before the first day of each calendar month with the monthly installment of Base Rent payable under Section 3 above. If Landlord determines that its good faith estimate of Tenant’s Share of the increases in Property Taxes and Operating Expenses was incorrect, Landlord may provide Tenant with a revised written estimate. After receipt of the revised estimate, Tenant’s monthly payments shall be based on the revised written estimate. Within six (6) months after the end of each calendar year other than the Base Year, Landlord shall furnish to Tenant a statement showing in reasonable detail the actual increases over the Base Year in Property Taxes and Operating Expenses incurred by Landlord during the applicable calendar year and Tenant’s Share thereof and the payments made by Tenant with respect to such period (the “Landlord’s Statement”). If the Landlord’s Statement is timely delivered and shows that the amount paid by Tenant was less than Tenant’s Share of the actual increases in Property Taxes and Operating Expenses as to the Premises, Tenant shall pay the amount of the deficiency to Landlord within thirty (30) days after receiving the Landlord’s Statement. If the Landlord’s Statement shows Tenant has overpaid, provided no Event of Default is uncured at such time, the amount of the excess shall be credited against installments of Rent next coming due under this Lease; provided, however, if the Lease expires or is terminated prior to the distribution of the Landlord’s Statement for a given year, and further provided Tenant is not then in default under this Lease, Landlord shall refund any excess Additional Rent to Tenant within thirty (30) days after Tenant’s receipt of Landlord’s Statement, after first deducting the outstanding amount of Rent due, if any. Landlord and Tenant’s obligations to pay for or credit any increase or decrease in payments pursuant to this Lease shall survive the expiration or earlier termination of this Lease.
(b)    Operating Expenses. For purposes of this Lease, the term “Operating Expenses” shall mean the actual costs of and expenses paid or incurred by Landlord for maintaining, operating, repairing, replacing and administering the Project, including all common areas and facilities, and shall include the following costs, by way of illustration but not limitation:
(i)    Cost of all utilities, including surcharges, for the Building and Project, including the cost of water, gas, sewer, heat, light, power, steam and air conditioning, not actually paid directly by Tenant or any other tenant of the Building or third party;

(ii)    Cost of all insurance which Landlord or Landlord’s lender deems necessary or appropriate;
(iii)License, permit, and inspection fees;
(iv)Cost of maintenance and service contracts (including without limitation, for security and management services, window cleaning, floor waxing, elevator maintenance and repair, landscaping, Common Area janitorial service, engineers and trash removal services);
(v)    Labor costs, including wages and salaries of all employees engaged in the operation, management, maintenance and security of the Building and Project at or below the level of Building Manager, as reasonably allocated to the Building and Project;
(vi)    All property management costs, including office rent for any property management office and professional property management fees, as such are allocated to the Premises in accordance with good property management practices;

(vii)	Cost of maintenance and repair of driveways and surface areas;
(viii)Cost of supplies, materials, equipment, tools and the cost of capital replacements (as opposed to capital improvements) used in the operation, repair, replacement and maintenance of the Building and Project;
(ix)    Cost of any capital improvements or modifications made to the Project by Landlord that are designated as Permitted Capital Expenses;
(x)    Cost of implementation of environmental sustainability practices, including energy efficiency and waste management to the extent such are intended to reduce Operating Expenses;
(xi)    Cost of operation, maintenance and repair of the parking garage for the Building, provided, however, if Landlord leases or contracts for the management of the parking garage to or with a third party operator, the foregoing costs shall be limited to the cost of capital improvements, repairs and modifications to the parking garage (amortized as hereinafter provided);
(xii)    Project-related legal and accounting expenses incurred solely with respect to Landlord’s operation of the Project (and not incurred with respect to expenses excluded from Operating Expenses under Section 4(c) below); and
(xiii)    All other expenses or charges which, in accordance with generally accepted management practices for commercial office projects comparable to the Project, would be considered a reimbursable expense of maintaining, operating, repairing, replacing or administering the Project.
Capital costs included in Operating Expenses shall be limited to Permitted Capital Expenses. As used herein, “Permitted Capital Expenses” shall mean and refer to capital improvements undertaken in (or capital assets acquired for) the Project or any portion thereof during or after the Base Year, to the extent such capital items (i) are primarily undertaken to effect savings in the cost of operations or maintenance of the Project or any portion thereof over the useful life thereof; (ii) are undertaken for the purpose of enhancing the security, health and safety of the occupants of the Project and are of a type and quality then currently found or then being adopted or implemented in commercial office projects comparable to the Project; or (iii) are incurred for purposes of compliance with or because required under any applicable Law, other than where a notice of violation has been served on Landlord as of any Commencement Date. Such Permitted Capital Expenses

shall be amortized over their useful life, together with interest at the actual interest rate incurred by Landlord; all other capital expenditures, improvements and repairs shall be excluded from Operating Expenses. In addition, however, capital costs included in Operating Costs shall also include the cost of any capital improvements made to or capital assets acquired for the Building during or after the Base Year to the extent that the cost of any such improvement or asset is less than ten thousand dollars ($10,000) or has a useful life of five (5) years or less. Capital costs included in Operating Expenses shall be amortized over the useful life of the improvements, as reasonably determined by Landlord, together with a return on capital at the current market rate per annum on the unamortized balance. Permitted Capital Expenses, to the extent first undertaken in the 2018 Base Year, shall be excluded from Operating Expenses in said Base Year.
(c)    Exclusions. Notwithstanding anything to the contrary contained in Section 4(b) above, Operating Expenses shall not include: (i) costs required to be paid for directly by Tenant or any other tenant of the Building (including any janitorial service contracted for and paid by Tenant); (ii) the cost of additional or extraordinary services provided to other tenants of the Building, including, without limitation, above Building standard heating, ventilation and air conditioning and janitorial services; (iii) principal and interest payments and any other charges on loans secured by deeds of trust recorded against the Project and any costs associated with any refinancing of the Building (or any unsecured debt), including attorneys’ fees, environmental investigations or reports, points, fees and other lender costs and closing costs or amortization; (iv) any costs associated with the sale of the Building, including, without limitation, advertising, marketing, consulting and brokerage commissions; (v) executive salaries of off-site personnel employed by Landlord except for the charge (or pro rata share) of the Project employees otherwise permitted under Section 4(b) above; (vi) the cost of capital improvements (except for Permitted Capital Expenses) or rentals for items which if purchased, rather than rented, would constitute a capital improvement or equipment; (vii) the cost of repairs or other work to the extent (1) Landlord is reimbursed by insurance or condemnation proceeds, or (2) the same is required as a result of the active negligence of Landlord or its agents; (viii) costs and expenses incurred in connection with procuring tenants, including lease marketing and advertising expenses, concessions, lease takeover or rental assumption obligations, brokerage commissions, and professional and legal fees incurred in connection with lease negotiations, sublease and/or assignment negotiations and transaction with present or prospective tenants or other occupants of the Project; (ix) design and engineering fees and construction costs (including permit, license and inspection fees) incurred in connection with the leasing of specific space in the Building to tenants; (x) except for normal, budgeted legal and accounting costs attributed to the normal operation of the Building, legal and accounting fees, monetary damages, awards, judgments or settlement amounts incurred or paid by Landlord as a result of and for any leases or disputes with tenants, occupants or third parties relating to the Building; (xi) depreciation of the Building (except as otherwise set forth above as a Permitted Capital Expense); (xii) expenditures for repairing or replacing any defect in the design or construction of Building; (xiii) leasehold amortization or other non-cash items (except as set forth in Section 4(b) above); (xiv) costs arising from the presence or removal of any Hazardous Materials located in the Building or the Project including, without limitation, any costs incurred pursuant to the requirements or any governmental laws, ordinances, regulations or orders relating to health, safety or environmental conditions, regulations concerning asbestos, soil and ground water conditions or contamination regarding hazardous materials or substances; ( xv) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (xvi) costs relating to maintaining Landlord’s legal existence, either as a corporation, partnership or other entity; (xvii) all costs of Landlord’s general corporate and general administrative and overhead expenses (except as to items specifically included in Operating Expenses above); (xviii) costs of goods and/or services rendered by affiliates of Landlord to the extent the same exceeds the cost of such goods and/or services rendered by unaffiliated third parties on a competitive bid basis for comparable buildings with institutional owners in San Francisco, California; (xix) management fees, whether paid to

Landlord or to an outside managing agent, in excess of the range of prevailing management fees per rentable square foot charged in comparable buildings with institutional owners in San Francisco, California; (xx) ground rent or payments under ground leases, if any; (xxi) costs incurred by Landlord to bring any portion of the Building into compliance with any applicable Laws or governmental or regulatory agency’s rules or regulations based on violations as of the Effective Date, and any fines or fees imposed or assessed against Landlord for Landlord’s failure to comply with any law or governmental or regulatory agency’s rules or regulations; (xxii) reserves of any kind, including replacement reserves, and reserves for bad debts or lost rent or any similar charge; (xxiii) costs incurred by Landlord in connection with rooftop communications equipment of Landlord; (xxiv) costs incurred in connection with the original construction of the Building or the Project or any addition to the Project or in connection with any renovation, alteration or major change in the Building or the Project including, but not limited to, the addition or deletion of floors; (xxv) any costs, fees, dues, contributions or similar expenses for industry associations or similar organizations; (xxvi) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord in the Building or Project; (xxvii) the entertainment expenses and travel expenses of Landlord, its employees, agents, partners and affiliates; (xxviii) any costs associated with the purchase or rental of furniture, fixtures or equipment for any management office, offices associated with the Project or for Landlord’s corporate or administrative offices; (xxix) costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any contract or agreement relating to the original construction of the Building or any part thereof; (xxx) costs of traffic studies, environmental impact reports, transportation system management plans and reports, and traffic mitigation measures or due to studies or reports relating to the original construction of the Building; (xxx) any improvements installed or work performed or any other cost or expense incurred by Landlord in order to comply with the requirements for obtaining a certificate of occupancy for the Building or Project or any space therein in connection with the original construction of the Building; (xxxi) any fees, bond costs or assessments levied on the Project by any transit district (or any other governmental entity having the authority to impose such fees, bond costs or assessments for mass transit improvements) in connection with the original construction of the Building; and (xxxii) any costs or expenses relating to any provisions of any development agreements, owner’s participation agreement, conditional use permits, easements or other instruments entered into in connection with the original construction of the Building (collectively, the “Project Documents”), including any initial payments or costs made in connection with any child care facilities, traffic demand management programs, transportation impact mitigation fees, art programs, or parking requirements and programs. Nothing contained in this Section 4(c) shall restrict Landlord from passing through to Tenant as Operating Expenses all increases in assessments, special assessments, fees, bond costs, transportation impact mitigation fees, child-care facilities costs, or other similar charges that are first assessed or incurred after the original construction of the Building or that are assessed based on current occupancies, uses or impacts of the Project or any portion thereof or are assessed pursuant to requirements of the CC&Rs, including pursuant to the requirements of commercially reasonable modifications to the CC&Rs.
(d)    Real Property Taxes. For purposes of this Lease, the term “Property Taxes” shall mean all assessment, license, fee, rent, tax, levy, interest, or tax (other than Landlord’s net income, estate, succession, inheritance, gift, excise, transfer or franchise taxes) charges, imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, on the real property comprising the Project, including any land and improvements thereon, whether such tax is: (i) determined by the value or area of the Project or any part thereof (or any improvements now or hereafter made to the Project or any portion thereof by Landlord, Tenant or other tenants); (ii) upon any legal or equitable interest of Landlord in the Project or any part thereof; (iii) upon this transaction or any document to which tenant is a party creating or transferring any interest in the Project; (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Project whether or not now customary or within the contemplation of the parties; or (v) assessed upon real property generally for the purpose of constructing or maintaining or reimbursing the cost of construction of any streets, utilities, or other public improvements. Notwithstanding anything to the contrary contained herein, Property Taxes shall not include any amounts payable by Tenant under Section 4(e) below. With respect to any taxes or assessments which may be levied against or upon the Project, or which under the Laws then in force may be evidenced by improvements or other bonds or may be paid in annual installments only the amount of such annual installment (with appropriate proration for any partial year) and interest due thereon shall be included within the computations of the annual taxes and assessments levied against the Project (but any credit given by the taxing authorities against any such installation arising from earlier payments or earlier funding or reserves shall be disregarded in the calculation of any such annual assessments). If Landlord receives a reduction in Real Property Taxes attributable to the Base Year as a result of commonly called Proposition 8 application, then Real Property Taxes for the Base Year shall be calculated as if no Proposition 8 reduction in Real Property Taxes were received.
(e)    Other Taxes Payable by Tenant. In addition to, and notwithstanding anything to the contrary in, this Section 4, Tenant shall pay, prior to delinquency, one hundred percent (100%) of any(a) rent tax, gross receipts tax, sales or use tax, service tax, value added tax, or any other applicable tax based on Landlord’s receipt, or the payment by Tenant, of any Rent or services herein, including any taxes charged in connection with Tenant’s use of or payment of Rent for the parking facilities of the Building if not separately charged to Tenant; (b) taxes assessed upon or with respect to the possession, leasing, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project;(c) [intentionally omitted]; (d) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises; and (e) any increase in taxes attributable to inclusion of value placed on Tenant’s personal property, trade fixtures, or Alterations. Without limiting the generality of the foregoing, any reassessment of the Project attributable to the Tenant Improvements constructed by Tenant pursuant to the Work Letter shall be chargeable entirely to Tenant. If any such taxes are chargeable or assessed against Landlord on a monthly basis, such taxes shall be due and payable together with Tenant’s payment of Base Rent, based on Landlord’s statement therefore given to Tenant by Notice at least twenty-one (21) days prior to the date Base Rent is due under this Lease. In the event that it shall not be lawful for Tenant to so reimburse Landlord, the Base Rent payable to Landlord under this Lease shall be revised to net to Landlord the same amount after imposition of any such tax upon Landlord as would have been received by Landlord under this Lease prior to the imposition of such tax .
(f)    Cost Pools. Landlord reserves the right, in good faith, to establish classifications for the equitable allocation of Operating Expenses that are incurred for the direct benefit of specific types of tenants or users in the Building, and the specific buildings located within the Project (“Cost Pools”). Such Cost Pools may include, but shall not be limited to, general office tenants and retail tenants of the Building. Landlord’s determination of such allocations shall be made in a manner consistent with its good faith business judgment as to the management of the Project and shall be final and binding on Tenant. Tenant acknowledges that the allocation of Operating Expenses among Cost Pools does not affect all such items and is limited to specific items that are incurred or provided to tenants of Cost Pools which Landlord determines, in good faith, it would be inequitable to share, in whole or in part, among tenants of other Cost Pools in the Project.
(g)    Operating Expense Adjustments. Notwithstanding any other provision to the contrary, it is agreed that if the Building is less than one-hundred percent (100%) occupied during any calendar year, an adjustment shall be made by Landlord with respect to such Operating Expenses that vary with occupancy for such year so that Tenant’s Share of Operating Expenses shall be equivalent to the Operating Expenses calculated as though the Building had been one hundred percent (100%) occupied during such year. In addition, if the Operating Expenses in any year other than the Base Year increase due to a change of policy or practice in operating the Building, such as a determination to carry earthquake insurance or provide 24-hour security guard service, such increase shall be included in Operating Expenses only to the extent of the increase in cost over the projected costs that would have been included in Operating Expenses for the Base Year if such policy or practice had been in effect during the entire Base Year. Conversely, if the Operating Expenses in any year other than the Base Year decrease due to an elimination of the service underlying the Operating Expense, then the cost of such service shall be deleted from the Base Year Operating Expenses for purposes of determining the Operating Expenses payable for subsequent years that the service is not included; provided, however, in no event shall the amount payable by Tenant as an Expense Increase attributable to Operating Expenses decrease below zero. Adjustments to Operating Expenses and Property Taxes shall be determined separately, and a reduction in the aggregate amount of Operating Expenses or Property Taxes in any calendar year shall not be applied to reduce any increase otherwise applicable to the other category. Tenant shall not be entitled to any reduction, refund, offset, allowance or rebate in Base Rent due hereunder if Operating Expenses or Property Taxes for any calendar year following the applicable Base Year are less than Operating Expenses and Property Taxes incurred relating to Operating Expenses and/or Property Taxes, as applicable, during the applicable Base Year.
(h)    Tenant’s Audit Right. If Tenant disputes the amount of Additional Rent stated in the Landlord’s Statement, Tenant, within six (6) months of receipt of Landlord’s Statement, may itself, through its own employees, or through a nationally recognized property management firm designated by Tenant and reasonably acceptable to Landlord (the “Approved Inspection Firm”), inspect Landlord’s books and records directly related to Operating Expenses and Property Taxes for the applicable calendar year only and, only in connection with the first such inspection during the Lease Term or in connection with comparing the Operating Expenses and Taxes for the applicable Base Year to a subsequent year, the Operating Expenses and Taxes for the applicable Base Year; provided, however, that Tenant is not entitled to request that inspection if Tenant is then in monetary default under this Lease (as to which notice has been previously given) or if Tenant has not paid all amounts required to be paid under the applicable Landlord Statement. As a condition to any such inspection, Tenant and, if applicable the Approved Inspection Firm, shall execute a confidentiality agreement, in form and substance reasonably acceptable to Tenant, agreeing to keep the results of any such inspection and the results thereof, confidential. Tenant may disclose the information obtained from such audit and examination to Tenant’s accountants, attorneys and others reasonably required by Tenant to perform, analyze and/or enforce such audit and examination and this Lease. Landlord shall provide Tenant’s designated representative, or the Approved Inspection Firm, access to Landlord’s books and records directly related to Operating Expenses and Property Taxes during Landlord’s regular business hours and upon reasonable prior notice at the Building management office in San Francisco. Tenant’s Approved Inspection Firm must not be retained on a contingency fee basis. Tenant shall have the right to copy and duplicate such information as Tenant may require. If Landlord disputes the results of an audit done by Tenant, Landlord shall send Tenant a notice thereof within ten (10) days after receipt of the results of such audit. To the extent Landlord disputes a portion of the results of such audit, Landlord shall credit the undisputed portion of the overcharge against the next monthly rent payments of Tenant or if the Term has expired or otherwise has been terminated, shall refund the undisputed portion of the overcharges to the Tenant. Following receipt of Landlord’s notice, either party may submit the dispute for arbitration, provided that Tenant shall continue to pay to Landlord all rent, including any adjustments pursuant to this Article, until a final decision is rendered pursuant to arbitration. If after Tenant’s or its Approved Inspection Firm’s inspection, Tenant still disputes the Landlord’s Statement, Landlord and Tenant shall for a period of thirty (30) days seek to agree on the amount subject to dispute, and if no agreement is reached, then, either party may submit such dispute to binding arbitration by notice to the other party (“Arbitration Notice”). The failure of Tenant to provide an Arbitration Notice within sixty (60) days of Tenant’s delivery of the Tenant’s Approved Inspection Firm’s report to Landlord shall constitute a waiver by Tenant of its right to arbitrate hereunder, and except for such adjustments as have been agreed to by Landlord, Landlord’s Statement shall be conclusive and binding to Tenant. Within thirty (30) days of the Arbitration Notice, Landlord and Tenant shall jointly select an arbitrator, who shall be unaffiliated in any manner with either Landlord or Tenant and shall be a certified public accountant that shall have been active over the five (5) year period ending on the date of such appointment in the analysis of operating expenses in commercial office buildings in San Francisco. Neither Landlord nor Tenant shall consult with such arbitrator as to his or her opinion as to the disputed matters prior to the appointment. The determination of the arbitrator shall be limited solely to issues raised by Tenant’s Approved Inspection Firm’s report or by Landlord’s response to Tenant’s Approved Inspection Firm’s report . Such arbitrator may hold hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any data and additional information that such party deems relevant to the determination by the arbitrator and the other party may submit a reply in writing within five (5) business days after receipt of such data and additional information. The arbitrator shall conduct such evidentiary hearings as the arbitrator deems necessary or appropriate. The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to the disputed matters in Tenant’s Approved Inspection Firm’s report, and shall notify Landlord and Tenant of such determination. The decision of the arbitrator shall be binding upon Landlord and Tenant. If Landlord and Tenant fail to agree upon and appoint such arbitrator, then the appointment of the arbitrator shall be made by JAMS. If Landlord and Tenant fail to agree upon other matters relating to the arbitration, then the rules of JAMS shall govern such arbitration. The cost of arbitration shall be paid by the substantially unsuccessful party, as determined by the arbitrator. The arbitration proceeding and all evidence given or discovered pursuant thereto shall be maintained in confidence by all parties. Judgment upon the award rendered by the arbitrator may be entered by either party into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be. If such arbitration reveals that Tenant has made an overpayment, Landlord shall credit the amount of the overpayment the next monthly rent payment of Tenant, or if the Term has expired or otherwise been terminated, refund such overpayment to Tenant. If the certification shows that the amount payable by Tenant attributable to Tenant’s Share of actual Property Taxes and Operating Expenses was less than reported in Landlord’s Statement, Tenant shall be credited against the next installment of Rent in the amount of any overpayment by Tenant, and, if the amount reported in Landlord’s Statement exceeded the amount determined by the certification as payable by Tenant attributable to Tenant’s Share of Property Taxes and Operating Expenses for the period subject to the certification by more than the greater of $7,500 or four percent (4%), Landlord shall reimburse Tenant for its actual and reasonable audit expenses incurred in aUditing such statement, and a reimbursement of attorneys’ fees incurred in determining and recovering the overpayment in addition to the credit, or when appropriate, a refund of the overpayment. Likewise, if the certification shows that the amount payable by Tenant attributable to Tenant’s Share of actual Property Taxes and Operating Expenses was greater than reported in Landlord’s Statement, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days . If Tenant fails to timely exercise its audit rights in accordance with this Section 4(h), the failure shall be conclusively deemed to constitute Tenant’s approval of Landlord’s Statement for the calendar year in question. In no event shall this Section 4(h) be deemed to allow any review of any of Landlord’s books and records by any subtenant of Tenant. The provisions of this Section 4(h) are intended as the sole and exclusive remedy of Tenant for the resolution of disputes relating to Additional Rent stated in any Landlord’s Statement and shall survive the termination or expiration of this Lease for such period as hereinabove provided for Tenant to exercise such right during the year prior to such termination or expiration of the Lease Term. Landlord’s failure to submit a Landlord’s Statement to Tenant within one (1) year after the expiration of any calendar year shall be deemed a conclusive waiver of Landlord’s right to any Additional Rent relating to such Landlord’s Statement for such year (except for Additional Rent due in connection with Property Taxes, to the extent that the associated delay was attributable to with a failure by the taxing authority to provide the assessment required to invoice Tenant for Additional Rent within such period of time). Landlord’s failure to submit a Landlord’s Statement shall not deprive Tenant of its right to recover from Landlord if Tenant’s estimated payments exceed the amounts actually due from Tenant for Operating Expenses or Property Taxes. Subject to the preceding sentence, the obligations of Landlord and Tenant with respect to any Additional Rent shall survive the expiration or any sooner termination of the Term.
5.    Security Deposit.
(a)    Landlord and Tenant acknowledge that Landlord holds a letter of credit issued by Wells Fargo Bank to secure Tenant’s obligations under the Office Lease (the “Letter of Credit,” and the cash proceeds such thereof and other funds held by Landlord in accordance with Paragraph 6 of the Office Lease, being referred to therein as the “Security Deposit”). By its execution hereof, Tenant agrees that the Letter of Credit shall also serve as security for the faithful performance of all its obligations to be performed and observed by Tenant under this Lease, that Landlord may make a draw under the Letter of Credit based on a default under this Lease, and that the Security Deposit funds may be applied by Landlord as provided in this Lease.
(b)    If Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, and such failure results in an Event of Default, Landlord may (but shall not be obligated to) draw on the Letter of Credit, and use, apply or retain all or any portion of the proceeds of a draw under the Letter of Credit (and said proceeds shall be deemed a Security Deposit) for the payment of any Rent in default or for the payment of any other sum to which Landlord may become entitled by reason of Tenant's default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including any amounts Landlord is obligated or elects to spend in order to cure any such Events of Default or to mitigate its damages following an Event of Default or the termination of this Lease (including, without limitation, damages arising under California Civil Code Section 1951.2). Upon the occurrence of an event entitling Landlord to draw upon the Letter of Credit, Landlord shall be entitled to draw on the entire Letter of Credit, and apply any portion of the proceeds to cure said Event of Default, and hold the remainder as a Security Deposit under this Lease. If Landlord so uses or applies all or any portion of the Security Deposit or the proceeds of a draw under the Letter of Credit (and the Lease Term is still in effect), Tenant shall within ten (10) days after demand therefor deposit cash with Landlord in an amount sufficient to restore the Security Deposit and/or replace the Letter of Credit, to the full amount thereof stated in the Summary provided, however, that if Landlord has drawn upon the Letter of Credit such that Landlord is then holding any Security Deposit, upon Tenant’s reinstatement of the Letter of Credit in the required amount described herein, Landlord will immediately return to Tenant any Security Deposit then held by Landlord. Landlord’s application of all or any portion of the Security Deposit and/or the proceeds under the Letter of Credit to any obligation of Tenant hereunder shall not limit Landlord’s damages or constitute a waiver by Landlord of any claims against or obligations of Tenant, other than the specific monetary obligations to which the Security Deposit is applied, and then only to the extent such obligations are thereby satisfied. Landlord shall not be required to keep the Security Deposit separate from its general funds, Tenant shall not be entitled to interest thereon, and Tenant waives the benefit of any Law to the contrary. Tenant waives the provisions of California Civil Code Section 1950.7 (which restricts application of a security deposit only to those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean premises) and all similar Laws now in force or subsequently adopted which restrict application of security deposits to specific purposes.

(c)    The Security Deposit, or so much thereof as has not theretofore been applied by Landlord, without payment of interest or other increment for its use, and/or the Letter of Credit, as reduced by any draws thereunder made by Landlord pursuant to this Section 5, shall be returned to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following the expiration of the Lease Term and after Tenant has vacated the Premises; provided, however, prior to the surrender and cancellation thereof, to the extent that Landlord reasonably anticipates substantial reconciliation expenses associated with calculation of Additional Rent for the final year of the Lease Term that are not invoiced to Tenant, Landlord may draw upon the Letter of Credit an amount up to Ten Thousand Dollars ($10,000.00) and hold such proceeds as a deposit on account of any amounts due from Tenant attributable to Tenant’s Share for the calendar year in which this Lease terminates or expires, and any unapplied funds so held by Landlord shall be refunded to Tenant within thirty (30) days following Tenant’s approval or deemed approval of Landlord’s Statement for the calendar year in which the Lease expiration or termination occurs. Landlord’s return of the Security Deposit and/or the Letter of Credit, as the case may be, shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit and/or the Letter of Credit. If Landlord disposes of its interest in the Premises, Landlord shall deliver or credit the Security Deposit or the Letter of Credit to Landlord’s successor in interest in the Premises and give Notice thereof to Tenant, and the transferring Landlord shall thereupon be relieved of further responsibility with respect to the Security Deposit, and Tenant shall look solely to the successor Landlord for any claims therefor. Upon request of Landlord, and in accordance with this Section 5, Tenant shall cooperate with Landlord, in causing the issuing bank of any Letter of Credit to acknowledge the transfer of the beneficiary’s rights thereunder to Landlord’s successor in interest.
(d)    Within ten (10) business days following the due execution and delivery of this Lease, Tenant shall cause Wells Fargo Bank to issue an amendment to the Letter of Credit evidencing the right of Landlord to draw the funds in the event of a default under this Lease in form and substance reasonably satisfactory to Landlord.
6.    Use.
(a)    The Premises shall be used only for the Permitted Use and shall be used for no other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld. For purposes of example, and without otherwise limiting other activities that may be included in the Permitted Use, Tenant (subject to the other limitations of this Section 6) may screen videos or film in the Premises promoting Tenant’s products and services, and provide workshops and events that directly promote and provide technical assistance in the use of Tenant’s products and services. Tenant acknowledges that the Permitted Use is not exclusive. Tenant further acknowledges and agrees that it is not relying on the fact, nor does Landlord represent, that any specific tenant or occupant or number of tenants, or types of tenants, or occupants shall during the Term occupy any space in the Building or the Project. In connection with any request to modify or change such Permitted Use, Tenant acknowledges and agrees that any such retail use must be of the type typically found in and consistent with the character of comparable first class office buildings in the San Francisco, South of Market, metropolitan area at that time (but specifically excluding any “off-price” or “discount” operation or a store that sells irregular, seconds or factory damaged goods), taking into account ground floor visibility and proximity to the main entrance of the building; provided further that such proposed new use may not: (i) conflict with or violate any exclusive use rights or prohibited uses then in effect for the Building; (ii) conflict with, or be substantially similar to, the primary use of any then-existing tenant in the Building; (iii) violate any Requirements; or (iv) overburden any Building facilities, including but not limited to lighting, security, maintenance or common areas.
(b)    As further consideration to Landlord to enter into this Lease, Tenant covenants and agrees as follows:

(i)    Tenant shall not use any part or all of the Premises for the conduct of any adult entertainment business or a business primarily engaged in sexually explicit products or services.
(ii)    Tenant shall not conduct or permit to be conducted in the Premises any sale by auction, or any fire, distress or bankruptcy sale.
(iii)    Tenant shall not keep, display or sell, or suffer or permit the display or sale, of any merchandise outside the Premises, or otherwise obstruct any common areas or sidewalks in and about the Project.
(iv)    Tenant shall not operate a restaurant or food or beverage market, or offer take-out food or beverage service (including any sale of alcoholic beverages, sale of coffee drinks or other hot or cold drinks, such as soda, juices or water), or sale of other food products; provided that the foregoing shall not prevent Tenant from offering such items in connection with specific events held at the Premises for Tenant’s customers, clients or invitees for on premises consumption
(v)    Tenant shall not install any audio system on the exterior of the Premises or within the Premises if the same is primarily directed towards the outside of the Premises, or play music (live or recorded) in a manner that creates noise or disturbances that can be heard outside the Premises.
(vi)    As soon as practicable and in any event within three (3) business days after any exterior glass in the Premises facing onto the street is broken or cracked, including a so-called “bull’s eye” break in the glass, Tenant shall, at its sole cost and expense, replace such glass with glass of the same kind and quality and, as may be necessary or desirable in connection with such replacement, repair or replace the frames for such glass. In the event that Tenant shall fail to so replace such glass and, if necessary, repair or replace such frames within said three (3)-day period, Landlord may at any time thereafter replace such glass and, if necessary, replace or repair such frames on Tenant’s behalf and Tenant shall promptly pay to Landlord, as additional rent, the reasonable cost incurred by Landlord in so doing.
(vii)    At all times the business transacted in the Premises shall be conducted, and the appearance of the Premises (including lighting, displays, store front windows, and cleanliness) will be dignified and befitting the quality of the Project. The visual appearance of the interior of the Premises from the surrounding exterior area shall be clean, visually attractive and open, and in keeping with the quality historic image of the Project.
(viii)    All deliveries to and from the Premises shall be made through the Premises of the loading dock area of the Building, and not through any other portion of the Building.
(c)    Tenant acknowledges that Landlord and/or its authorized representatives have not made any warranties and/or representations as to the permitted use that can be made of the Premises under existing laws, ordinances, rules, regulations or codes (including zoning ordinances), and that responsibility for confirming any permitted use of the Premises is the sole responsibility of Tenant and is not a condition to the effectiveness of this Lease.
(d)    Tenant shall, at Tenant’s expense, faithfully observe and comply with, and shall cause all Tenant Parties to so observe and comply with, (i) all laws, statutes, codes, rules, regulations, ordinances, requirements, guidelines and orders, now in force or hereafter promulgated or adopted, by any Governmental Authority (collectively, “Laws”) that are applicable to the particular use and occupancy of the Premises by Tenant, the conduct of Tenant’s business therein, and the use by Tenant or any Tenant Party of the Premises or any other portion of the Project; (ii) all recorded covenants, conditions and restrictions affecting the Project, whether presently existing or subsequently recorded (collectively, “CC&Rs”) written notice and a copy of which is provided to Tenant; and (iii) all current and future requirements of any applicable

fIre rating bureau or other body exercising similar functions (collectively, “Requirements”), in each case regardless of cost, the permanency of any required improvements to comply therewith and/or the ability of the parties hereto to contemplate the enactment of said Laws. Landlord shall not modify any presently existing CC&Rs or enter into new CC&Rs in any manner that would result in a material adverse effect or would result in a material impairment or loss of any of Tenant’s rights under or in the use or occupancy of the Premises by Tenant in accordance with this Lease. Tenant acknowledges and agrees that its obligation to comply with Laws includes compliance with all present or future programs intended to manage parking, transportation or traffIc in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all Tenant’s employees at the Project by working directly with Landlord, Governmental Authorities, and any applicable transportation-related committees and entities.
(e)    Subject to permitted closures following a casualty or exercise by landlord of Landlord’s right to temporary close Common Areas necessary for access to the Premises, or for Permitted Closures (as hereinafter defIned), Tenant shall remain open for business continuously and uninterruptedly for the purpose or purposes specifIed herein during minimum hours of operation comparable to other retail tenants at the Building (which is currently 9:00 a.m. through 6:00 p.m., Monday through Friday, excluding Holidays) (the “Minimum Hours of Operation”). As used herein, “Holidays” shall mean the dates of observation of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays on which federally insured national banks doing business in the State of California are required or permitted under applicable laws to close for business (“Holidays”) and “Permitted Closures” shall mean the cessation of business (i) for fixturing, remodeling, repairing or refurbishing the Premises (not to exceed thirty (30) days at any one time), or (ii) during any period of Force Majeure. Notwithstanding anything to the contrary in the foregoing, Tenant may elect to not operate in the Premises during the following periods: (i) the week between Christmas and New Years, and (ii) during the Thanksgiving week.
7.    Utilities and Services. Subject to the terms and conditions of this Section 7, Landlord shall furnish the following services at a level of service comparable in quality to those customarily provided by landlords in buildings of a similar design in the area in which Project is located.
(a)    Standard Utilities. Subject to interruptions beyond Landlord’s control, Landlord agrees to furnish or cause to be furnished to the Premises, the utilities and services described below, subject to the conditions and in accordance with the standards set forth below:

(i)	Electricity for light and power in the Premises
(ii)During Normal Building Hours, heat, and air ventilation and conditioning (“HVAC”) for the comfortable occupancy of the Premises in accordance with standards of thermal environmental comfort (i.e., maintaining a temperature between 68 and 72 degrees Fahrenheit),air velocity, air quality, and ventilation consistent with other “Class A” office buildings in San Francisco, CA. The parties agree and understand that the HVAC will be provided during Normal Business Hours. Landlord agrees, for so long as Tenant (or any Permitted Transferee) is the sole occupant of the office space in the Building, that Landlord will implement changes in the Normal Business Hours for operating the Building upon reasonable advance written notice from Tenant (subject to compliance with applicable Laws); provided, however, that any and all costs and expenses incurred or payable by Landlord due to a change in or expansion of Normal Business Hours (including engineering, labor, property management, and any excess wear and tear on Building Systems) shall be at the sole cost of Tenant and shall be chargeable to Tenant as Additional Rent and not as an Operating Expense.
(iii)Hot and cold water for drinking, cleaning, and lavatory purposes only.

(iv)Janitorial services to the Premises in accordance with the Janitorial Specifications and Green Cleaning Policy attached hereto as Exhibit F (collectively, the “Janitorial Specifications”). At any time during the Lease Term and upon sixty (60) days prior written notice to Landlord, Tenant may independently contract for the provision of janitorial services for the Premises in which case Landlord’s obligations under this Section 7(a)(iv) shall be waived (and payment of Janitorial Rent shall be abated). Any such janitorial services obtained by Tenant shall be performed in accordance with the Janitorial Specifications, and any such janitorial services obtained by Tenant shall utilize exclusively union labor. If Landlord provides janitorial services to the Premises, and to the premises leased by Tenant under the Office Lease, an equitable allocation (on a square footage basis) of the total cost of janitorial services provided by Landlord to Tenant at the Building shall be made to the Premises for purposes of determining Janitorial Rent.
(b)    Direct Billing for Utilities. It is the intent of Landlord to separately meter the Premises (either through existing submeters or through a Landlord installed meter (such as an E-monmeter) for electrical consumption, in which event Tenant shall pay for all charges for electricity consumption (including Excess HVAC and electricity for Supplemental Equipment) supplied to the Premises directly to Landlord as Utility Rent.
(c)    Electrical Service Provider. Landlord shall have the sole right during the Lease Term to contract for electricity service from such providers of such services as Landlord shall elect (each being an “Electric Service Provider”). Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Landlord shall endeavor to utilize the benefits of any energy efficiency program or incentive directly or indirectly applicable to Tenant’s consumption of energy or reduction in energy usage or similar matters to reduce the Operating Expenses of the Project. Notwithstanding the foregoing, if during the Term it becomes feasible for Tenant to directly contract with an Electric Service Provider, Landlord shall cooperate with Tenant to facilitate Tenant’s engagement of such Electric Service Provider.
(d)    Electrical Service Disclosure; Certifications; Efficiency. Tenant acknowledges that current and future disclosures and information may be required by applicable Law in connection with Landlord’s lease of the Premises. Tenant shall provide Landlord any and all information reasonably requested by or on behalf of Landlord in connection with the utilities used at, and energy and water consumption from, the Premises and/or any other energy efficiency related information, as necessary for Landlord to comply with applicable Law and as necessary for Landlord to maintain or obtain energy efficiency and other certifications for the Building, including, without limitation, Energy Star, LEED, and other certifications. Tenant shall cooperate with Landlord in maintaining all such certifications and in maintaining maximum efficiency of the Building, including, without limitation, by taking reasonable steps to minimize its energy and water consumption within the Premises, minimizing Tenant’s waste, and participating in any recycling, waste management, energy efficiency, water conservation, and transportation management programs as may be instituted by Landlord from time to time.
(e)    After-Hours HVAC; Excess Use. Tenant’s use of electricity shall not exceed the capacity of the feeders , risers or wiring serving the Premises. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines or equipment in the Premises, other than normal fractional horsepower office machines or equipment, or lighting, other than Building’s standard lights, that individually or collectively may affect the temperature otherwise maintained by the Building’s existing HVAC system, require dedicated HVAC services or increase the amount of HVAC normally furnished to the Premises (any such dedicated or increased HVAC being referred to herein as “Excess HVAC”), or, except as provided above, are operated by Tenant substantially on a continuous or semi-continuous basis during any hours other than Normal Business Hours (any such heat-generating machines and equipment being referred to herein as

“Supplemental Equipment”). Upon request, Landlord shall make available, at Tenant’s expense, after hours HVAC. The minimum use of after-hours HVAC and the cost thereof shall be reasonably determined by Landlord, and confirmed in writing to Tenant as the same may change from time to time. If Tenant uses, and Landlord elects to provide, water, electricity, heat, or HVAC in excess of that required to be supplied by Landlord under this Section 7 (including the use of Excess HVAC services or the use of Supplemental Equipment) or uses the Premises outside of Normal Business Hours, (i) Tenant shall pay Landlord for all costs of: (x) the excess utility service (based on actual amounts chargeable to Landlord); (y) Landlord’s estimated cost of the increased wear and tear on existing equipment caused by Tenant’s excess consumption; and (z) Landlord’s cost of engineering, maintenance, security, and janitorial services that are required by Landlord as a result of Tenant’s use of the Premises outside of Normal Business Hours, and (ii) Landlord shall have the right to require Tenant to install supplementary air conditioning units and other supplemental facilities in the Premises, the cost, installation, operation and maintenance of which shall be paid by Tenant to Landlord. Subject to Tenant’s obligation to reimburse Landlord for all costs as described in this Section 7(e), if Tenant requires dedicated HVAC services, Landlord shall cooperate in allocating condensed water and other utilities to Tenant’s dedicated HVAC services. Notwithstanding the foregoing, for so long as Tenant (or any Permitted Transferee) is the sole occupant of the office space in the Building, Tenant may establish regular times outside of Normal Business Hours during which Excess HVAC services, the use of Supplemental Equipment, and engineering, maintenance, security, and janitorial services shall be provided by Landlord (at Tenant’s expense), without requiring the confirmation of such times on a rolling daily basis.
(f)    Telecommunications Services. All telephone and telecommunications services desired by Tenant shall be ordered and utilized by Tenant at its sole cost and expense. Tenant shall separately contract with a telephone or telecommunications provider (a “Provider”) to provide telephone and telecommunications services to the Premises. By its acceptance of possession of the Premises, Tenant is deemed to have agreed that the existing number and type of Lines serving the Premises is adequate for Tenant’s occupancy. As used herein, “Lines” shall mean communications and computer wires and cables which service the Premises (including electronic, fiber, phone and data cabling). In connection with Tenant’s rights hereunder, Tenant shall have the non-exclusive right, free of charge, to (i) use all Lines and related equipment in the Building; (ii) use all risers, chaseways, pathways, and spaces within the Building; and to (iii) install, maintain, repair, replace, or remove Lines all as necessary to connect Tenant’s telecommunications, data and cable networks/services to the telecommunications, data and cable networks/services found within the Building or to Tenant’s telecommunications, data and cable networks/services providers. If Tenant desires to utilize the services of a Provider whose equipment is not presently servicing the Building, such Provider must obtain the written consent of Landlord, which shall not be unreasonably withheld, before it will be permitted to install its Lines or other equipment within the Building and all such Lines shall be installed within the Building’s existing vertical and horizontal riser pathways as designated by Landlord. Landlord’s consent to the installation of Lines or equipment within the Building by any Provider shall be evidenced by a written agreement between Landlord and the Provider, which contains terms and conditions reasonably acceptable to Landlord. Landlord may engage a third party riser management company to manage access to and maintenance of the Building’s vertical and horizontal pathways and Lines in such pathways and Tenant shall cooperate with such third party riser management company. Any charges specifically allocated to Tenant’s use of, installation, maintenance and repair of Lines shall be for the account of and separately payable Tenant. Landlord makes no warranty or representation to Tenant as to the suitability, capability or financial strength of any Provider whose equipment is presently serving the Building, and Landlord’s consent to a Provider whose equipment is not presently serving the Building shall not be deemed to constitute such a representation or warranty.
(g)    No Liability. Landlord shall use reasonable diligence to remedy an interruption in the furnishing of utilities or other services to the Premises; however, Landlord shall have no responsibility or liability for damages and, except as hereinafter provided, Tenant shall not be entitled to any abatement or reduction of Rent by reason of any failure or interruption of any utility service (including service by a Provider) or other services furnished to the Premises, notwithstanding any act or omission of Landlord or any of Landlord’s employees, agents or contractors. Notwithstanding anything to the contrary in this 7(g), provided no Event of Default shall then be declared under this Lease, if elevator access, electrical power or HVAC is interrupted due to the active negligence of Landlord or any of Landlord’s employees, contractors or agents (other than in an occurrence that constitutes a casualty, in which case the terms of Section 14 shall apply and not the terms of this Section 7(g) (a “Utility Interruption”), and Tenant is unable to carry on its business in a reasonably normal manner due to the failure of any of such utilities and services, and as a consequence vacates all or the affected portion of the Premises for a period in excess of five (5) consecutive Business Days, the Base Rent payable pursuant to Section 3(a) shall be abated thereafter (in proportion to the area of the Premises vacated by Tenant by reason of such failure, if less than all of the Premises is affected) for as long as such inability to carry on Tenant’s business continues, until such time as the service is restored or Tenant reoccupies the Premises or affected portion thereof, whichever is earlier. The foregoing abatement of Rent shall be the sole and exclusive remedy of Tenant for a Utility Interruption.

8.	Access Control; Project Safety.
(a)    Access Control and Other Landlord Rights. Landlord shall have the right to implement any and all access control or other security measures that Landlord, in the exercise of its sole discretion, deems necessary or appropriate for the protection of the Building or Project and Landlord’s interests therein (including the right to disallow any person from entering the Premises), and Tenant acknowledges and agrees that such measures, if any, are undertaken by Landlord solely for the protection of Landlord and its interest in the Building and the Project. No interruption of Tenant’s business or loss of access to the Premises resulting from Landlord’s exercise of any such measures shall constitute an eviction of Tenant or a disturbance of Tenant’s right of quiet enjoyment. Tenant acknowledges that (i) no person performing access control or other security services for Landlord at the Project is or will be an on-duty law enforcement officer; (ii) no such person is authorized by any governmental authority to exercise police powers; and (iii) Landlord makes no representation or warranty whatsoever that any access control or other security requirements of Landlord, whether required by this Lease or discretionary on the part of Landlord, will be sufficient to protect Tenant, any Tenant Parties, or any other person, or to deter or prevent bodily injury (including death resulting therefrom) or the loss of or damage to property from any cause (including the commission or attempted commission of any crime or terrorist act). Accordingly, no failure or inadequacy of any security measures undertaken by Landlord shall relieve Tenant of any of its obligations under this Lease, or give rise to any liability on the part of Landlord, and Tenant hereby waives any and all claims and defenses against Landlord arising therefrom.
(b)    No Access to Building Lobby. Except for Tenant employees who have proper Tenant identification, no direct access from the Premises to the Building lobby shall be permitted or allowed, and all customers, invitees and licensees of Tenant at the Premises shall enter and exit the Premises from the front door facing Howard Street; provided, however, so long as the Tenant under this Lease (or a Permitted Transferee under a Permitted Transfer) occupies the entire office portion of the Building under the Office Lease, Tenant may adopt such modifications to such access requirements as Tenant deems suitable for its business operations.
(c)    Labor Harmony. Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in or about the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.

9.	Alterations and Mechanic’s Liens.
(a)    Tenant shall not make any alterations, improvements or changes to the Premises, other than the Tenant Improvements (“Alterations”), without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, which consent shall be given by Landlord if at all, within five (5) Business Days after Landlord’s receipt of Tenant’s request to make such Alterations and all other information required to be submitted to Landlord pursuant to this Section 9(a). Any such Alterations shall be completed by Tenant at Tenant’s sole cost and expense: (i) with due diligence, in a good and workmanlike manner, using new materials; (ii) in compliance with plans and specifications reasonably approved by Landlord; (iii) in compliance with the construction rules and regulations reasonably promulgated by Landlord from time to time; and (iv) in accordance with all applicable Laws (including all work, whether structural or non-structural, inside or outside the Premises, required to comply fully with all applicable Laws and necessitated by Tenant’s work). Landlord shall notify Tenant in writing at the time that Landlord consents to the Alterations, or, if no consent is required, within ten (10) days after Tenant’s written request, as to whether Tenant must remove the Alterations at the end of the Lease Term; provided, however, that Tenant shall not be required to remove any general office improvements but shall remove and repair to its original state, all high density filing systems, server rooms, computer mainframes, libraries, telecom nodes, satellite dishes and signs erected with Landlord’s approval under this Lease. Notwithstanding anything to the contrary contained in this Section 9(a), Tenant shall have the right, without Landlord’s consent, to make non-structural Alterations to the Premises (which shall be defined as alterations, additions and improvements that do not affect the Building structure, Building systems, the HVAC, or the Common Areas or exterior of the Building if such Alterations do not require building permits. If any work outside the Premises, or any work on or adjustment to any of the Building systems, is required in connection with or as a result of Tenant’s work, such work shall be performed at Tenant’s expense by contractors reasonably approved by Landlord. Landlord’s right to review and approve (or withhold approval of) Tenant’s plans, drawings, specifications, contractor(s) and other aspects of construction work proposed by Tenant is intended solely to protect Landlord, the Project and Landlord’s interests. No approval or consent shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with applicable Laws or other requirements. Except as otherwise provided in Landlord’s consent, all Alterations shall upon installation become part of the realty and be the property of Landlord.
(b)    Before making any Alterations which require Landlord’s consent, Tenant shall submit to Landlord for Landlord’s prior approval schematic drawings of the work to be performed, and the name of the contractor and all subcontractor proposed by Tenant to make the Alterations. Tenant shall reimburse Landlord within thirty (30) days of receipt of a written invoice for all reasonable and actual out-of-pocket expenses incurred by Landlord in connection with any Alterations made by Tenant, including actual and reasonable fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant and to update the existing as-built plans and specifications of the Building to reflect the Alterations. Tenant shall obtain all applicable permits, authorizations and governmental approvals and deliver copies of the same to Landlord before the commencement of any Alterations. Tenant shall give Landlord at least ten (10) days’ notice prior to the commencement of any Alterations and cooperate with Landlord in posting and maintaining notices of non-responsibility in connection therewith.
(c)    Tenant shall keep the Premises and the Project free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If any such lien attaches to the Premises or the Project, and Tenant does not cause the same to be released by payment, bonding or otherwise within ten (10) Business Days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord in connection therewith shall be payable by Tenant within thirty (30) days after receipt of written notice as Additional Rent with interest thereon from the date of expenditure by Landlord at the Default Rate. Tenant shall within ten (10)

days of receiving such notice of lien or claim have such lien or claim released of record by providing a bond. Tenant’s failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Default entitling Landlord to exercise all of its remedies therefor without the requirement of any additional notice or cure period.
(d)    Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1932(1), 1933(4), 1941 and 1942 of the California Civil Code or any similar or successor Laws now or hereinafter in effect.
10.    Maintenance and Repairs.
(a)    Except to the extent such obligations are imposed upon Landlord hereunder, Tenant shall, at its sole cost and expense, maintain the Premises in good order, clean and healthful condition, in compliance with all Laws (including, without limitation, Disability Access Laws), and repair throughout the entire Lease Term, ordinary wear and tear excepted. Tenant agrees to keep the areas visible from outside the Premises in a neat, clean and attractive condition at all times. Tenant shall, within thirty (30) days after Landlord’s written demand therefor, reimburse Landlord for the cost of all repairs, replacements and alterations (collectively, “Repairs”) in and to the Premises, Building and Project and the facilities and systems thereof, plus an administration charge of ten percent (10%) of such cost, the need for which Repairs arises out of the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees.
(b)    Without limiting the generality of the terms of Section 10(a) above, Tenant shall be responsible, at its sole cost and expense, for the making of all alterations, additions and improvements to the Premises, as are required to comply with applicable Laws, including, without limitation, Disability Access Laws, whether now in effect or enacted in the future and regardless of the scope of the work required to achieve such compliance, including without limitation, regardless of whether or not such Law was foreseeable, the period of time remaining in the Term, the relative benefits of compliance with such Law to Tenant or Landlord, and the relationship of the cost of compliance to the Rent payable under this Lease; provided, however, that Tenant shall not be required to make any structural changes to the Premises unless such changes are triggered by the Tenant Improvements, any Alterations or by Tenant’s specific use of the Premises for retail purposes. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any Laws, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall advise Landlord in writing, with copies of all notices and other correspondence, within ten (10) days following the date Tenant first has knowledge of any claim, action or investigation (whether oral or written, actual or threatened) by any person or Governmental Authority, with respect to any real or alleged noncompliance by Landlord or Tenant with any Law relating to the Premises, the Building or the Project. As used herein, the term “Disability Access Laws” shall mean and refers to the building code requirements enacted by the State of California and the City and County of San Francisco governing accessibility and barrier removals applicable to persons protected under the Americans With Disabilities Act of 1990 (42 U.S.C. § 12101, et seq.).
(c)    Landlord shall maintain the Common Areas of the Project, as well as all Building systems serving the Premises, and the structural elements of the Building in reasonably good order and condition; provided however any damage occasioned by the acts of Tenant, its employees, agents, contractors or invitees shall be repaired by Landlord at Tenant’s expense. Without limiting the generality of the foregoing, Landlord shall be responsible for compliance with Disability Access Laws (subject to reimbursement as an Operating Expense to the extent permitted under Section 4 of this Lease) relating to the Common Areas of the Project and path of travel to the Premises. Landlord shall promptly make repairs for which Landlord is responsible. Landlord shall provide at least sixty (60) days prior written notice to Tenant of any non-

emergency, “ major repairs”. For purposes of this Section 10(c), “major repairs” shall mean any repair (or concurrently performed repairs) that cost in excess of Ten Thousand Dollars ($ 10,000).

11.    Insurance.
(a)    Landlord shall, at all times during the Lease Term, procure and maintain: (i) policies of insurance covering loss or damage to the Project in an amount equal to the full replacement cost of the Building, including Tenant Improvements in the Premises, which shall provide protection against loss by fire and other special form casualties including earthquake and flood and such other property insurance as may be required by Landlord’s mortgagee or as otherwise desired by Landlord, and (ii) commercial general liability insurance applicable to the Building and the Common Areas, providing a minimum limit of $5,000,000.00 per occurrence and in the aggregate.
(b)    Tenant shall procure and maintain, at its expense, (i) causes of loss - special form property insurance in an amount equal to the full replacement cost of Tenant’s FF&E located in the Premises; (ii) a policy or policies of commercial general liability and umbrella or excess liability insurance applying to Tenant’s operations and use of the Premises, providing a minimum limit of $5,000,000.00 per occurrence and $5,000,000.00 in the aggregate, naming Landlord, Landlord’s Building manager and any lender whose loan is secured by a lien against the Building (as such lender shall be identified to Tenant by Landlord in writing) as additional insureds, (iii) automobile liability insurance covering owned, non-owned and hired vehicles in an amount not less than a combined single limit of $1,000,000.00 per accident, and (iv) workers’ compensation insurance covering Tenant’s employment of workers and anyone for whom Tenant may be liable for workers’ compensation claims (workers’ compensation insurance is required and no alternative forms of insurance are permitted) and employer’s liability insurance in an amount not less than $1,000,000.00 each accident, $1,000,000.00 disease-each employee and policy limit, with the insurance policies required under this Section 11(b) to be endorsed to waive the insurance carriers’ right of subrogation. Tenant shall maintain the foregoing insurance coverages in effect commencing on the Delivery Date for the Phase I Premises and continuing to the end of the Lease Term.
(c)    The insurance requirements set forth in this Section 11 are independent of the waiver, indemnification, and other obligations under this Lease and will not be construed or interpreted in any way to restrict, limit or modify the waiver, indemnification and other obligations or to in any way limit any party's liability under this Lease. In addition to the requirements set forth in Sections 11(a) and 11(b), the insurance required of Tenant under this Lease must be issued by an insurance company with a rating of no less than A-/VIII in the current Best’s Insurance Guide or that is otherwise acceptable to Landlord, and admitted to engage in the business of insurance in the state in which the Building is located; be on a form that does not limit the coverage provided under such policy (i) to any additional insured by reason of such additional insured’s negligent acts or omissions (subject to the current form of the additional insured endorsement issued by Insurance Services Office, Inc.), or (ii) to claims for which a primary insured has agreed to indemnify the additional insured; be primary insurance for all claims under it and provide that any insurance carried by Landlord, Landlord’s Building manager, and Landlord's lenders is strictly excess, secondary and noncontributing with any insurance carried by Tenant; and provide that no insurance policy required to be carried by Tenant shall be subject to cancellation (with a material modification or reduction in coverage being deemed a cancellation), nonrenewal, or a change in coverage of available limits of coverage, except upon thirty (30) days’ prior written notice from the insurance carrier to the insured, Landlord and Landlord's lenders, if any. Tenant shall provide prompt written notice (in all events prior to the effective date of cancellation) of any cancellation in coverage to Landlord. Tenant shall deliver to Landlord, on or before the Delivery Date for the Phase I Premises and at least thirty (30) days before the expiration dates thereof, certificates from Tenant's insurance company on the forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent. Attached to the ACORD 25 (or equivalent) there shall be an endorsement (or an excerpt from the policy) naming the Additional Insured Parties as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement (or an excerpt from the policy) designating Landlord as a loss payee with respect to tenant's property insurance on any Premises Improvements, and each such endorsement (or policy excerpt) shall be binding on Tenant's insurance company. As used herein, “Additional Insured Parties” shall mean (A) Landlord, (B) Landlord’s agents for asset and property management, (C) Landlord’s parent entity and its subsidiaries, and (D) any Holders (as defined below) of which Tenant has been given notice. Tenant shall obtain endorsements to all insurance policies required under this Section 11 in which the insurance company agrees to give Landlord prior written notice before any such policy is cancelled. Any Holders designated by Landlord shall be named as additional insureds (or as mortgagee, as required), as their interests may appear. Landlord shall have the right to approve all deductibles and self-insured retentions under Tenant’s policies in excess of One Hundred Thousand Dollars ($100,000.00), which approval shall not be unreasonably withheld.
(d)    Notwithstanding anything to the contrary set forth herein, except as provided for in this Section 11(d), neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Project or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto EVEN THOUGH SUCH LOSS MIGHT HAVE BEEN OCCASIONED BY THE NEGLIGENCE OR WILLFUL ACTS OR OMISSIONS OF THE LANDLORD OR TENANT OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONTRACTORS OR INVITEES. Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible, co-insurance, or any other similar retention of risk, applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates. Notwithstanding the foregoing, Landlord and Tenant acknowledge that costs incurred by Landlord that are intended to be passed-through to Tenant as Operating Expenses subject to Section 4(b) (such as maintenance and repair of the Building or any Common Areas, including, without limitation, any maintenance and repair of elevators, loading docks, and other Common Areas attributable to the transport of bicycles and other goods therein by Tenant or its employees or agents) are not subject to Tenant’s waiver in this Section 11(d)).
12.    Indemnity. To the extent not expressly prohibited by law, Tenant (referred herein, the “Indemnitor”) agree to indemnify, defend, and hold harmless Landlord and its agents, partners, shareholders, members, officers, directors, beneficiaries and employees (collectively hereinafter referred to as the “Indemnitees”) from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against the Indemnitees, including without limitation reasonable actual attorneys’ fees and expenses, for death or injury to, or damage to property of, third parties, other than the Indemnitees, that may arise from any act or occurrence in the Premises, and from the negligent act or omission of Indemnitor elsewhere on and about the Project, EVEN IF SUCH LOSS, INJURY OR DAMAGE RESULTS FROM THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF LANDLORD OR LANDLORD’S INDEMNITEES. Such third parties shall not be deemed third-party beneficiaries of this Lease. If any action, suit or proceeding is brought against any of the Indemnitees by reason of the negligence or willful misconduct of Indemnitor or any of Indemnitor’s agents, members, partners or employees, then Indemnitor will, at Indemnitor’s expense and at the option of said Indemnitees, by counsel reasonably approved by said Indemnitees, resist and defend such action, suit or proceeding. In addition, to the extent not expressly prohibited by law, Tenant agrees to indemnify, defend, and hold harmless Landlord and Landlord’s Indemnitees from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against Landlord or Landlord’s Indemnitees, including reasonable actual attorneys’ fees and expenses, for death or injury to, or damage to property of, third parties (other than Landlord’s Indemnitees) that may arise from any from. Except to the extent directly arising out of any negligent or willfully wrongful act or omission of Tenant, and any of Tenant’s agents, partners, shareholders, members, officers, directors, beneficiaries and employees, or by anyone else acting at the direction, with the permission, or under the control, of Tenant, Landlord shall defend, protect, indemnify and hold harmless Tenant from and against any and all losses, damages, judgments, claims, expenses, costs and liabilities based in whole or in part on the negligence or willful misconduct of Landlord or any of Landlord’s agents, partners, shareholders, members, officers, directors, beneficiaries and employees arising out of or relating to (i) the use or occupancy, or manner of use or occupancy, of any of the Common Areas and (ii) any act of Landlord or any of Landlord’s agents, partners, shareholders, members, officers, directors, beneficiaries and employees in the Premises.
13.    Limitation of Liability.
(a)    To the fullest extent permitted by law, and as a material part of the consideration to Landlord for this Lease, except to the extent directly arising out of the gross negligence or willful misconduct of Landlord, Tenant hereby releases Landlord and Landlord’s agents, partners, shareholders, members, officers, directors, beneficiaries and employees from responsibility for, and waives as against Landlord and Landlord’s agents, partners, shareholders, members, officers, directors, beneficiaries and employees, and assumes all risk of all losses, damages, judgments, claims, expenses, costs and liabilities from any cause (including, without limitation, except to the extent excluded herein, losses, damages, judgments, claims, expenses, costs and liabilities based in whole or in part on the negligence of Landlord or any of Landlord’s agents, partners, shareholders, members, officers, directors, beneficiaries and employees) resulting from any accident or occurrence in the Premises or any other portion of the Building or based on any defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises, EVEN IF SUCH DAMAGE RESULTS FROM THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF LANDLORD OR ITS PARTNERS OR THEIR RESPECTIVE PARTNERS, MEMBERS, AGENTS OR EMPLOYEES; provided, however, nothing in this Section 13(a) shall release Landlord from any of its obligations of maintenance and repair under this Lease). Landlord shall not be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft.
(b)Except (1) to the extent of the exercise by Landlord of its remedies under Section 18 or any liability of Tenant arising therefrom, (2) to the extent of the exercise by Landlord of its remedies for any breach by Tenant of any of its obligations under Section 36 of this Lease or any liability of Tenant arising therefrom, or (3) to the extent of the exercise by Landlord of its remedies for any failure by Tenant to timely surrender possession of the Premises to Landlord upon expiration or sooner termination of the Term in the manner and condition required under this Lease or any liability of Tenant arising therefrom, neither Tenant nor any of Tenant’s agents, partners, shareholders, members, officers, directors, beneficiaries and employees shall be liable to Landlord for, and Landlord releases and waives as against Tenant and all of Tenant agents, partners, shareholders, members, officers, directors, beneficiaries and employees from, any and all losses, damages, judgments, claims, expenses, costs and liabilities for any consequential, indirect, special or punitive damages, whether arising out of any injury or damage to, or interference with, Landlord’s business, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use under Section 12.
(c)    Notwithstanding anything to the contrary in this Lease, in no event and under no theory of allocation of risk or liability shall Landlord be responsible for, and Tenant releases and waives as against Landlord and agents, partners, shareholders, members, officers, directors, beneficiaries and employees from, any and all losses, damages, judgments, claims, expenses, costs and liabilities for any consequential, indirect, special or punitive damages, whether arising out of any injury or damage to, or interference with, Tenant’s business, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use.
14.    Casualty Damage. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. Landlord shall notify Tenant of the estimated repair period within ninety (90) days after the date of such casualty. However, in case the Building shall be damaged to the extent greater than fifty percent (50%) of the replacement value of the Building (whether or not the Premises shall have been damaged by such casualty) or in the event there is less than two (2) years of the Lease Term remaining or in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty. If Landlord does not elect to terminate this Lease, but if the Premises are damages to the extent that Tenant reasonably estimates that it will be unable to conduct business in the Premises for a period of one hundred eighty (180) days, then Tenant shall have the right to terminate this Lease by notifying Landlord in writing of such termination within thirty (30) days following receipt of Landlord’s notice that Landlord does not elect to terminate this Lease as a consequence of said casualty. If neither Tenant nor Landlord thus elects to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building, and the improvements located within the Premises to substantially the same condition in which it was immediately prior to the happening of the casualty. When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all furniture, fixtures and equipment which are necessary to permit Tenant’s reoccupancy of the Premises. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that Rent shall be abated from the date of the damage or destruction for any portion of the Premises that is unusable by Tenant, which abatement shall be in the same proportion that the RSF in the Premises which is unusable by Tenant bears to the total RSF in the Premises; provided that Tenant shall not be entitled to any abatement of Rent if the damage or destruction in the Premises is restored within five (5) business days after Landlord’s receipt of written notice from Tenant of the occurrence of the damage or destruction. The provisions of this Lease, including this Section 14, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Project is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.
15.    Condemnation.
(a)    If the whole or any substantial part of the Premises shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then each of Landlord and Tenant may, at its option, terminate this Lease so long, and Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or land shall occur. If this Lease is not terminated, the rent for any portion of the Premises so taken or condemned shall be abated during the unexpired Lease Term effective when the physical taking of said portion of the Premises shall occur. All compensation awarded for any taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party to compensate Tenant for the taking of or damage to trade fixtures of Tenant, Tenant installed alterations or additions, Tenant’s goodwill, and moving costs, which Tenant specifically reserves to itself. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.
(b)    Notwithstanding anything to the contrary in Section 15(a), if all of the Premises shall be temporarily condemned or taken for governmental occupancy for a period of less than one (1) year, this Lease shall remain in full force and effect and Tenant shall be entitled to any and all compensation, damages, income, rent and awards in connection therewith.
16.    Assignment and Subletting.
(a)    Except in connection with a Permitted Transfer (defined in Section 16 (c) below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (such assignment, sublease, transfer or encumbrance, collectively or individually, a “Transfer”; each transferee, a “Transferee”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed with respect to a proposed sublease or assignment (other than a collateral assignment, in which case Landlord may withhold its consent in its sole and absolute discretion). Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed Transferee’s financial condition is not adequate for the obligations such Transferee is assuming in connection with the proposed Transfer; (2) the Transferee’s business is not a retail use permitted by this Lease or is otherwise suitable for the Building considering the business and reputation of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights under its lease at the Building; (3) the Transferee is a governmental agency; (4) in case of subletting, such subletting is of less than the entire Premises; or (5) an uncured Event of Default under this Lease is in effect,. Any attempted Transfer in violation of this Section 16(a), shall, exercisable in Landlord’s sole and absolute discretion, be void. Consent by Landlord to one or more Transfers shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. Any assignee shall assume in writing, for the express benefit of Landlord, all of the obligations of Tenant under this Lease, provided that no such assumption shall be deemed a novation. Following any assignment, the obligations for which the prior Tenant remains liable under this Lease shall include any obligations arising in connection with any amendments to this Lease executed by Landlord and the assignee, whether or not such amendments are made with knowledge or consent of the prior Tenant.
(b)    Except for a Permitted Transfer as defined in Section 16(c) below, a “Transfer” shall include any direct or indirect Transfer of fifty percent (50%) or more of any one of the voting, capital or profits interests in Tenant (other than through the sales of shares on a nationally recognized securities exchange); and (iii) any Transfer of this Lease from Tenant by merger, consolidation, transfer of assets, or liquidation or any similar transaction under any law pertaining to corporations, partnerships, limited liability companies or other forms of organizations. For avoidance of doubt, none of the following will constitute a Transfer of this Lease and shall be permitted without Landlord’s consent: (i) a public offering of Tenant’s stock, (ii) the sale or other transfer of voting shares of Tenant to immediate family members by reason of gift or death which do not result in a change of control of Tenant or (iii) the investment in Tenant by any venture capital firm or similar private investor which do not result in a change of control of Tenant.
(c)    Notwithstanding anything to the contrary in Section 16(a) above, for so long as the Tenant is the named Tenant or a Permitted Transferee of the named Tenant under the Office Lease, Tenant may assign its entire interest under this Lease or sublet the Premises to a Permitted Transferee in a Permitted Transfer as defined in the Office Lease (and the same shall be deemed a “Permitted Transfer” under this Lease, subject to and on the terms and conditions of a Permitted Transfer under the Office Lease and subject to the assumption of Lease obligations provided in Section 16(a) above; provided, however, if the Transferee is an entity other than the then named Tenant under the Office Lease, any such Permitted Transfer shall be subject to the then tenant under the Office Lease executing Guaranty of Lease in favor o r Landlord, in form and substance satisfactory to Landlord.
(d)    If, at any time during the Lease Term, Tenant desires to assign its interest in this Lease or sublet all or any part of the Premises, other than in connection with a Permitted Transfer, Tenant shall give notice to Landlord (“Tenant’s Notice”) setting forth the terms of the proposed transaction, which shall be expressly subject to the provisions of this Lease, the identity of the parties to the transaction, the proposed documentation for the transaction and reasonably detailed information regarding the business and financial condition of the parties involved as requested by Landlord. Landlord shall have the option, exercisable by notice given to Tenant (“Landlord’s Election Notice”) within thirty (30) days after Tenant’s Notice is given (“Landlord’s Option Period”), to either (i) consent to the assignment or subletting subject to the terms and conditions of this Lease; (ii) disapprove the proposed assignment or subletting, subject to the terms and conditions of Section 16(a); or (iii), terminate this Lease in its entirety, in which event Tenant shall, on the date specified by Landlord (which shall be no less than forty-five (45) and no more than ninety (90) days after Landlord’s Election Notice) surrender the Premises, .
(e)    If Tenant requests Landlord’s consent to a Transfer, Tenant shall submit to Landlord (i) financial statements for the proposed Transferee, (ii) a copy of the proposed assignment or sublease, and (iii) such other information as Landlord may reasonably request. After Landlord’s receipt of the required information and documentation, Landlord shall either consent or reasonably refuse consent to the Transfer in writing. Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any Permitted Transfer or proposed Transfer. In addition, Tenant shall reimburse Landlord for its actual reasonable costs and expenses (including, without limitation, reasonable attorney’s fees not to exceed $1,500) incurred by Landlord in connection with Landlord’s review of such proposed Transfer or Permitted Transfer.
(f)    As a condition to Landlord's consent to any Transfer, Tenant shall pay Landlord, as Additional Rent, fifty percent (50%) of any Transfer Premium. “Transfer Premium” means the gross revenue received from the assignee or subtenant during the assignment or sublease term, less: the sum of (i) the gross revenue (excluding any Transfer Premium) paid to Landlord by Tenant during the period of the assignment or the sublease term; (ii) any reasonable improvement allowance or other economic concession (space planning allowance, moving expenses, etc.) paid by Tenant to its assignee or subtenant; (iii) reasonable broker’s commissions; (iv) reasonable attorneys’ fees; (v) costs required to be paid by Tenant to Landlord under the Lease in connection with such assignment or sublease; and (vi) costs of advertising the Premises for rent (collectively “Transaction Costs”); provided, however, in no event shall the expenses described in clauses (ii) through (vi) of this Subsection 16(f) be deducted from gross “Transfer Premium” unless such expenses are reasonable, and actually quantifiable, and provided further that under no circumstance shall Landlord be paid any Transfer Premium until Tenant has recovered all of the items set forth in clause (i) through (vi) of this Subsection 16(f), it being understood that if in any year the gross revenues in connection with a Transferred Space are less than the Transaction Costs, in which event, the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from gross revenue with the procedure repeated until a the gross revenue attributable to that Transferred Space exceeds the Transaction Costs. Subject to the foregoing, the Transfer Premium shall be calculated and paid by Tenant monthly on a cash basis, along with Tenant’s payment of Base Rent. Within ten (lO) days following the effective date of the Transfer, Tenant shall furnish a complete statement, certified by an independent certified public accountant or Tenant’s chief financial officer, and sworn to by Tenant, describing in detail the consideration payable by the Transferee in connection with the Transfer and the computation of the Transfer Premium payable by Tenant to Landlord, all of which shall be determined in accordance with generally accepted accounting principles. All books and records of Tenant that are reasonably necessary in order to perform an audit to determine whether the Transfer Premium was correctly calculated shall be made available to Landlord for review or audit upon request. If Landlord’s independent certified public accountant finds that the Transfer Premium for any Transfer has been understated, Tenant shall, within thirty (30) days following written notice from Landlord, pay the deficiency and, if the Transfer Premium is found to be understated by more than ten percent (10%), Landlord’s costs of such audit
(g)    No sublessee (other than Landlord if it exercises its option pursuant to Section 16(d) above) shall have a right further to sublet without Landlord’s prior consent, which Tenant acknowledges may be withheld in Landlord’s absolute discretion, and any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same manner as if Tenant were entering into a new sublease. No sublease, once consented to by Landlord, shall be modified or terminated by Tenant without Landlord’s prior consent, which consent shall not be unreasonably withheld.
(h)     Regardless of Landlord's consent and regardless of whether Landlord consent is required pursuant to the terms hereof, no subletting or assignment shall release Tenant of Tenant's obligation or alter the primary liability of Tenant to pay the Base Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Tenant or any sublessee of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or sublessee. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant of liability under this Lease.
17.    Events of Default.
(a)    The following events shall be deemed to be “Events of Default” under this Lease: (i) any failure by Tenant to pay any Rent (or deliver any Security Deposit, Letter of Credit, or similar credit enhancement required hereunder) when due unless such failure is cured within five (5) days after written notice, (ii) Tenant fails to perform any other provision of this Lease not described in this Section 17, and such failure is not cured within thirty (30) days (or as soon as practicable if the failure involves a hazardous condition) after notice from Landlord, however, other than with respect to a hazardous condition, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed one hundred twenty (120) additional days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within thirty (30) days and diligently pursues the cure to completion; (iii) Tenant fails to observe or perform any of the covenants with respect to (a) assignment and subletting as set forth in Section 16, (b) mechanic’s liens as set forth in Section 9, (c) insurance as set forth in Section 13 or (d) delivering subordination agreements or estoppel certificates as set forth in Section 25, unless such failure is cured within three (3) Business days after written notice, (iv) the leasehold interest of Tenant is levied upon or attached under process of law; (v) Tenant abandons or vacates the Premises; (vi) commencement of proceedings for winding up or dissolving (whether voluntary or involuntary) Tenant, if Tenant is a corporation, partnership or limited liability company; (vii) any voluntary or involuntary proceedings are filed by or against Tenant under any bankruptcy, insolvency or similar Laws and, in the case of any involuntary proceedings, are not dismissed within sixty (60) days after filing; or (viii) any guarantor of Tenant’s obligations under this Lease shall become insolvent, file a petition in bankruptcy, have an involuntary bankruptcy petition filed against said guarantor, be in default of its obligations under said guaranty beyond any applicable notice and cure period, fail to execute and deliver a reaffirmation of the guaranty if requested by Landlord, or die, if the guarantor is an individual.

(b)    Tenant shall pay all reasonable attorneys’ fees and other costs incurred by Landlord, if it becomes necessary for Landlord to employ an attorney or other agent to (i) collect the Rent due by Tenant hereunder whether or not a suit is brought thereon, or (ii) enforce any provisions of this Lease (which shall expressly include, without limitation, the costs to prepare any demand notices).
18.    Remedies. Upon any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand:
(a)    Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim of damages therefor; and Landlord may recover from Tenant the following:
(i)    The worth at the time of award of the unpaid Rent which had been earned at the time of such termination; plus
(ii)    The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)    The worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus
(iv)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which in the ordinary course of things would be likely to result therefrom, including brokerage commissions, advertising expenses, expenses of remodeling any portion of the Premises for a new tenant (whether for the same or a different use), and any special concessions made to obtain a new tenant; plus
(v)    At Landlord’s option, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Laws.
(b)    As used in Sections 18(a)(i) and (a)(ii), the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (1) the Default Rate, and (2) the highest rate permitted by applicable law. As used in Section 18(a)(iii), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%. For the purposes of determining Rent, Tenant’s obligation to pay Additional Rent shall be calculated for the remainder of the Lease Term based on the current estimated payments therefore for the calendar year of the default, and each future calendar year in the Lease Term shall be assumed to be equal to the Tenant’s Share for the calendar year prior to the year in which default occurs compounded at a rate equal to the mean average rate of inflation for the three (3) calendar years preceding the calendar year of the default, as determined by using the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, all items, 1982-84 equals 100) for the metropolitan area or region of which the Project is located. If such index is discontinued or revised, during the Lease Term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the index had not been discontinued or revised.

If no replacement index exists then Landlord shall select as a replacement index that index which, in Landlord’s opinion, is generally recognized as the successor index.
(c)    Landlord shall have the remedy described in California Civil Code § 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.
(d)    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Section 18(a), (b) and (c) above, or any applicable Laws or other provision hereof), without prior demand or notice except as required by applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
(e)    Unless Landlord provides Tenant with express notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (i) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (ii) operate to release Tenant from any of its obligations hereunder. Tenant waives, for Tenant and for all those claiming by, through or under Tenant, California Civil Code § 3275, California Code of Civil Procedure §§ 1174(c) and 1179, and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.
(f)    Landlord shall in no event be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due upon a reletting.
(g)    The receipt by Landlord of less than the full Rent due shall not be construed to be other than a payment on account of Rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the Rent due or to pursue any other remedies provided in this Lease. The acceptance by Landlord of Rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease.
(h)    All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal, handling and/or storage so long as the same is in Landlord’s possession or under Landlord’s control. All or any portion of such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Lease Term or termination of Tenant’s right to possession of the Premises, however terminated, at Landlord’s option, shall be conclusively deemed to have been conveyed by Tenant to Landlord by bill of sale with general warranty of title without further payment or credit by Landlord to Tenant, and/or be deemed to have been abandoned by Tenant.
19.    Landlord’s Default. The occurrence of the following constitutes a “Landlord’s Default” under this Lease: Landlord’s failure to perform any obligation required to be performed by Landlord hereunder after (a) Tenant gives written notice to Landlord of such failure, (b) Landlord fails to commence and diligently prosecute the cure of such failure within thirty (30) days (or three (3) days in the event of a failure threatening the health or safety of the occupants of the Building) of such notice, (c) Tenant gives a second written notice to Landlord of such failure and (d) Landlord fails to commence and diligently prosecute the cure of such failure within ten (10) days (or three (3) days in the event of a failure threatening the health or safety of the occupants of the Building) of such second notice; provided, that if the nature of Landlord’s obligation is such that more than the designated time to cure such failure is required to effect such cure, then Landlord shall not be in default so long as Landlord is diligently pursuing such cure to completion. In the event of a Landlord’s Default, Tenant’s sole remedy shall be an action for damages or injunctive relief and the right to cure Landlord’s default at Tenant’s expense and set off against Rent coming due, subject to this Section 19; provided, however, that Tenant shall have no right to terminate or rescind this Lease upon the occurrence of a Landlord’s Default.
20.    No Waiver. Failure of either party to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against the non-defaulting party, but the non-defaulting party shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by non-defaulting party to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default.
21.    Peaceful Enjoyment; No Light, Air or View Easement. Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant’s covenants and agreements herein contained. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building over which Landlord has no control shall in no way affect this Lease or impose any liability on Landlord.
22.    Holding Over. If Tenant continues to occupy the Premises after the expiration or other termination of this Lease or the termination of Tenant’s right of possession, such occupancy shall be that of a tenancy at sufferance. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to one hundred twenty-five percent (125%) of the Base Rent and Additional Rent due under this Lease for the last full month of the term hereof during the first thirty (30) days of such holdover, and one hundred fifty percent (150%) of such Base Rent and the Additional Rent thereafter during such holdover. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise Tenant shall also be liable to Landlord for all direct and consequential damages which Landlord may suffer by reason of any holding over by Tenant. Landlord and Tenant each hereby (a) agree that the terms of this Lease shall govern any holdover of the Premises, and (b) waive the terms of California Civil Code § 1945, and any successor statute.
23.    Subordination; Attornment; Estoppel Certificate.
(a)    Subordination. Landlord certifies that, as of the Effective Date, it has not entered into or granted any ground lease, mortgage, deed of trust, or other security instrument of any kind that encumbers the Project or any portion thereof for the benefit of any third party to secure any financing transaction to which Landlord or any affiliate is a party (collectively, an “Encumbrance”). From and after the Effective Date, if the holder of any Encumbrance (“Holder”) desires that this Lease be subordinate to said Encumbrance, Landlord shall cause the Holder thereof to deliver to Tenant a subordination, non-disturbance and attornment agreement (the “SNDA”) on such form as then generally used by the Holder, and providing for customary nondisturbance language, which (1) may contain exclusions with respect to certain obligations of Landlord not assumed by the Holder as well as extensions of time for the Holder to cure any defaults of Landlord under this Lease before Tenant is entitled to exercise any remedies available to it under this Lease, at law or in equity) to the effect that, notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed so long as Tenant shall pay the Rent and all other sums due hereunder and observe and perform all of the provisions of this Lease to be observed and performed by Tenant, and (2) shall provide that such Holder recognizes this Lease, and that so long as the Lease shall be in full force and effect (a) the Lease and Tenant’s leasehold interest will not be extinguished or terminated nor will the possession or rights thereunder of Tenant be disturbed, affected, or impaired by the foreclosure of such mortgage arising out of any default thereunder or by delivery of a deed in lieu of foreclosure of such mortgage or otherwise or by termination of such ground lease or default by Landlord thereunder; (b) Tenant shall not be named or joined as a party defendant or otherwise in any proceeding for the foreclosure of any such mortgage or to enforce any rights thereunder or any proceeding to enforce any rights under any such ground lease; (c) all condemnation awards and payments and all proceeds of insurance paid or payable with respect to the Premises shall be applied and used in the manner set forth in the Lease; and (d) neither the mortgage nor any other security instrument executed in connection therewith nor any ground lease shall cover or be construed as subjecting in any manner to the lien thereof of any trade fixtures, business equipment, signs, or other personal property at any time supplied or installed by Tenant in or on the Premises, regardless of the manner or mode of attachment thereof to the Premises. All nondisturbance agreements shall acknowledge that, to the extent the Improvement Allowance (including allowances for expansion, renewals, and initial construction) is not fully funded by Landlord, Tenant may deduct the amount of the unfunded portion of the Improvement Allowance, subject to Exhibit C-1. Tenant shall execute and deliver such instrument to Landlord within ten (10) Business Days following demand by Landlord. Any cost or fee required to be paid to Holder to obtain the SNDA, including any attorneys’ fees incurred in the negotiation thereof, shall be paid for by Tenant, as and when requested by Holder; provided, however, Landlord shall pay for any application or processing fee required under the terms of its loan documents with Holder as a condition to the issuance of an SNDA.
(b)    Attornment. If any Holder or successor or assign of a Holder, shall hereafter succeed to the rights of Landlord under this Lease, whether by foreclosure, deed in lieu of foreclosure, or otherwise, then (i) such successor landlord shall not be subject to any offsets or defenses which Tenant might have against Landlord except for those offsets or defenses expressly set forth in the Lease; (ii) such successor landlord shall not be bound by any prepayment by Tenant of more than one month’s installment of Rent; (iii) such successor landlord shall not be subject to any liability for any act or omission of or default by Landlord under this Lease except for any continuing obligations of Landlord (to the extent of such lender’s or successor’s interest in the Property), and subject to expiration of any cure periods provided to Landlord; (iv) Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease provided that such party assumes Landlord’s obligations under this Lease in writing; (v) Tenant shall promptly execute and deliver any commercially reasonable instruments that may be necessary to evidence such attornment; (vi) upon such attornment, this Lease shall continue in effect as a direct lease (whether separately documented or not) between such successor landlord and Tenant upon and subject to all of the provisions of this Lease; and (vii) Tenant shall be entitled to quiet enjoyment of the Premises for so long as Tenant is not in default under the terms of this Lease.
(c)Estoppel Certificates. Tenant shall at any time and from time to time within ten (10) Business Days after written demand by Landlord, execute and deliver to Landlord a statement in writing certifying that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Base Rent, Additional Rent and other charges have been paid in advance, if any, and the amount of any security deposit, (iii) stating whether or not to the best knowledge of Tenant, there are any uncured defaults on the part of Landlord and, if so, specifying each such default of which Tenant may have knowledge and containing such other accurate statements or certifications of fact as Landlord may reasonably request, (iv) acknowledging that Tenant does not have any claim or right of offset against Landlord (or if Tenant does have any such claim or right of offset, the nature of such claim or right of offset), (v) stating that Tenant Improvements, if any, are complete, and (vi) setting forth such other matters as may reasonably be requested by Landlord. Any such statement delivered pursuant to this Section 23 may be relied upon by any prospective purchaser of the Building or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrancer upon the Building.
24.    Notice. Any notice required or permitted to be given under this Lease or by law (each, a “Notice”) shall be deemed to have been given if it is written and delivered in person or mailed by registered or certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such Notice at the address specified in Basic Lease Information. When so mailed, the Notice shall be deemed to have been given two (2) Business Days after the date it was mailed. When sent by overnight delivery service, the notice shall be deemed to have been given on the next Business Day after deposit with such overnight delivery service. Each party may change its notice address specified in the Basic Lease Information from time to time by giving written notice thereof to the other party.
25.    Surrender of Premises. On or before the termination of the Lease Term, or upon any termination of Tenant’s right to possession of the Premises, Tenant shall surrender the Premises to Landlord in good condition and repair, normal wear and tear excepted, with all interior walls, floors and floor coverings cleaned, and otherwise in the condition required under this Section 27. The term “normal wear and tear” does not, and shall not be deemed to, include any damage or deterioration that could have been prevented through proper maintenance, or by Tenant’s full and timely performance of all its obligations under this Lease. On or before the expiration or sooner termination of the Lease Term (or such later date following any earlier termination of this Lease as hereinafter provided), Tenant shall (a) remove (i) all Tenant Improvements constructed by Tenant under the Work Letter and Construction Agreement that Landlord identifies at the time Landlord approves the Final Plans that Landlord deems Specialized Alterations, (ii) all of Tenant’s FF&E and phone and data cabling from the Project; except those that Landlord has, if at all, confirmed in writing (within the time period hereinafter provided) shall be left in place; and any other Alterations that Landlord required in writing be removed at the time Landlord gave its consent thereto Pursuant to Section l0(a); and (b) fully repair any damage to the Premises or other portions of the Project caused by the removal of any of the foregoing items. Landlord may, by written notice to Tenant given at any time at least nine (9) months prior to the Expiration Date (or, in the event of a termination of this Lease prior to the scheduled Expiration Date, at any time within thirty (30) days following written notice of such termination), confirm the obligation of Tenant to either remove or leave in place any or all Specialized Alterations, but failure to provide any such written notice shall not change any of Tenant’s obligations with respect to the removal of Tenant’s property and the other matters hereinabove provided in accordance with this Section 25. Any of Tenant’s property not removed from the Project by Tenant as required herein shall be deemed abandoned and may be retained, used, stored, removed or disposed of by Landlord as Landlord sees fit in the exercise of its sole discretion, and Tenant waives all claims against Landlord resulting therefrom. Without limiting the generality of the foregoing, Tenant waives any of the rights and benefits under Civil Code Sections 1980-1993 relating to the disposition of abandoned personal property and agrees that title to any such personal property, free and clear of any liens, shall pass to Landlord upon written notice to Tenant of Landlord’s exercise of its right to retain any such personal property. Within ten (10) days following Landlord’s invoice therefor, Tenant shall reimburse Landlord for all costs incurred by Landlord in (x) storing, removing or disposing of any abandoned Tenant’s property; and (y) repairing any damage to the Premises or Project caused by Tenant, but only to the extent the making of (or payment for) such repairs is the responsibility of Tenant under this Lease; and (z) removing any Tenant Improvements that Tenant was required to remove, and all repair and restoration work necessitated by such removal. Tenant represents and warrants that no other person shall have any ownership or use interest in Tenant’s FF&E, Alterations, Specialized Alterations and Tenant Improvements as of the Expiration Date or sooner termination of this Lease. Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the combination of all combination locks which Tenant is required to leave on the Premises. All Tenant’s obligations under this Section 25 shall survive the expiration or sooner termination of this Lease.
26.    Signs; Advertising.
(a)    Tenant, at Tenant’s sole cost and expense, shall be permitted to maintain on windows of and entrance to the Premises a sign or signs in a type, color, style and size approved by Landlord and consistent with other retail tenants of the Project. Tenant shall comply, at its sole cost and expense, with any and all laws, statutes, ordinances and governmental rules, regulations or requirements applicable to such signage, and all such signage shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld. Any sign and/or advertising matter must be prepared by a professional sign company or advertising organization. Tenant shall not permit, allow or cause to be used in or at the Building any advertising media or device such as phonographs, radios, public address systems, sound production or reproduction devices, neon lights, excessively bright lights, changing, flashing, flickering or moving lights or lighting devices or any similar devices the effect of which shall be visible or audible from the exterior of the Premises.
(b)    Tenant shall maintain all signs at its cost and expense. If Tenant fails to maintain its signs and such failure continues for a period of ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated, to perform any such required maintenance. Tenant shall promptly pay to Landlord the cost of such required maintenance as additional rent. At the termination of the Lease, Tenant shall remove all its signs, and all damage caused by such removal shall be at Tenant’s expense. All of Tenant’s signs shall remain Tenant’s personal property.
27.    Miscellaneous.
(a)    If any term or provision of this Lease, or the application thereof, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
(b)    Tenant agrees not to record this Lease. Tenant may require Landlord and Tenant to execute a short form or memorandum hereof in the Official Records of the San Francisco County Recorder, provided that the costs of recording such short form or memorandum hereof shall be paid by Tenant.
(c)    This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State of California. Landlord and Tenant irrevocably submit to the jurisdiction of: (i) any state or federal court sitting in the state of California over any suit, action, or proceeding, arising out of or relating to this Lease; and (ii) any state court sitting in the county where the Premises are located over any suit, action, or proceeding, arising out of or relating to this Lease. Landlord and Tenant irrevocably waive, to the fullest extent permitted by law: (i) any objection that Tenant may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court; (ii) any claim that any such suit, action, or proceeding, bought in any such court, has been brought in an inconvenient forum; and (iii) any claim that any such suit, action, or proceeding, brought in any such court does not have jurisdiction over Tenant.
(d)    Except as expressly otherwise herein provided, time is of the essence of this Lease.

(e)    Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Project referred to herein, and in such event and upon such transfer, and such transferees assumption of Landlord’s obligations under this Lease in writing, Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.
(f)    If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.
(g)    Landlord and Tenant each represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation or making of this Lease, except for the Brokers. Each party shall indemnify, protect, defend, and hold harmless the other party from all claims, including attorney fees, arising out of any leasing commission, finder’s fee, or equivalent compensation alleged to be owing to any person on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. No broker or agent (including the Brokers) shall be deemed to have earned, or be entitled to receive, any commission or fee as a result of the making of this Lease or the occupancy by Tenant of any space in the Project, except in accordance with the express terms of a separate written agreement, if any, executed by the Brokers entitled to receive such commission or fee and the party obligated to pay it. Landlord shall be responsible for the payment of any and all leasing commissions to the Brokers named herein in connection with this Lease and pursuant to separate written agreement. The terms of this Section 29(g) shall survive the expiration or earlier termination of this Lease.
(h)    Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the Effective Date. Tenant, within 15 days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord requires the information in connection with a proposed financing or sale of the Project, or if an Event of Default by Tenant exists hereunder.
(i)    Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant’s obligations accruing prior to the expiration of the Lease Term, and such obligations shall survive any such expiration or other termination of the Lease Term.
(j)    Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.
(k)    The headings and titles to the paragraphs of this Lease are for convenience only and shall have no effect upon the construction or interpretation of any part hereof. The term “including” shall be deemed to mean “including without limitation.”

(l)    This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant and the signed Letter of Credit to Landlord. This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.
(m)    During the Lease Term, should a real estate investment trust become Landlord hereunder, all provisions of this Lease shall remain in full force and effect except as modified by this Section 19(m).
(i)    If Landlord in good faith determines that its status is a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as heretofore or hereafter amended, will be jeopardized because of any provision of this Lease, Landlord may request reasonable amendments to this Lease and Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such amendments do not (a) increase the monetary obligations of Tenant or decrease the rights of Tenant pursuant to this Lease or (b) in any other manner materially adversely affect Tenant’s interest in the Premises.
(ii)    Landlord and Tenant agree that all rental payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole discretion, determines that there is any risk that all or part of any rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (A) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems reasonably necessary to qualify all rental as “rents from real property”; and B) to permit an assignment of this Lease by Landlord; provided, however, that any adjustments required pursuant to this Section 29(m) shall be made so as to produce the equivalent rental (in economic terms) payable prior to such adjustment.
(iii)    Landlord shall have the right at any time and from time to time to unilaterally amend the provisions of this Lease if Landlord is advised by its counsel that all or any portion of the monies paid by Tenant to Landlord hereunder are, or may be deemed to be, unrelated business income within the meaning of the Code or the Regulations, and Tenant agrees that it will execute all documents or instruments necessary to effect such amendment or amendments, provided that no such amendment shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of this Lease, as so amended, and provided further that no such amendment shall result in Tenant having materially greater obligations or receiving less services than it was previously obligated for or entitled to receive under this Lease, or services of a lesser quality.
(iv)    Any services which Landlord is required to furnish pursuant to the provisions of this Lease may, at Landlord’s option, be furnished from time to time, in whole or in part, by employees of Landlord or Landlord’s managing agent or its employees or by one or more third persons hired by Landlord or Landlord’s managing agent. Tenant agrees that upon Landlord’s written request it will enter into direct agreements with Landlord’s managing agent or other parties designated by Landlord for the furnishing of any such services required to be furnished by Landlord hereunder, in the form and content approved by Landlord, provided however that no such contract shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of this Lease, and provided further that no such contract shall result in Tenant having materially greater obligations or receiving less services than it is presently obligated for or entitled to receive under this Lease, or services of a lesser quality.

28.    No Offer. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option. Execution and delivery of this Lease by Tenant to Landlord shall, in consideration of the time and expense incurred by Landlord in reviewing this Lease and Tenant’s credit, constitute an offer by Tenant to lease the Premises upon the terms and conditions set forth herein (which offer to Lease shall be irrevocable for twenty (20) Business Days following the date of delivery). This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant.
29.    California Civil Code Section 1938. In accordance with California Civil Code Section 1938, Landlord hereby discloses that the Premises has not undergone inspection by a Certified Access Specialist. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, by their execution of the Lease, Landlord and Tenant hereby agree that that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises, and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection. Any Inspection must be performed at a time reasonably approved by Landlord. Landlord reserves the right to be present during the Inspection. Tenant, at its sole cost and expense, shall be solely responsible for making any improvements, alterations, modifications and/or repairs within or to the Premises to correct violations of construction-related accessibility standards as disclosed by any Tenant-performed CASp inspection. Subject to the foregoing, nothing herein shall affect the allocation for responsibility for compliance with Disability Access Laws as provided in Sections l0(b) and (c) of this Lease.
30.    OFAC Compliance.
(a)    Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701, et seq. The Trading with the Enemy Act, 50 U.S.C. App.1, et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b)    Tenant covenants and agrees (i) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (ii) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section 30(b) or Section 30(a) are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (iii) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (iv) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.
(c)    Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a default of the Lease. Simultaneously with the execution of the Lease, Tenant will provide to Landlord the names of the persons holding an ownership interest in Tenant, for purposes of compliance with Presidential Executive Order 13224 (issued September 24, 2001).
31.Entire Agreement. This Lease, including the Exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.
32.    Waiver of Trial By Jury; Waiver of Counterclaims. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND TENANT’S USE OR OCCUPANCY OF THE PREMISES. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING OR ACTION FOR NON-PAYMENT OF RENT, TENANT HEREBY WAIVES ANY RIGHT TO INTERPOSE, AND SHALL NOT INTERPOSE, ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, AND ANY SUCH COUNTERCLAIM SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
33.    Limitation of Liability. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE EXCLUSIVE REMEDY OF TENANT FOR FAILURE OF LANDLORD TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS LEASE SHALL BE AN ACTION FOR DAMAGES AGAINST LANDLORD. ANY LIABILITY OF LANDLORD UNDER THIS LEASE SHALL BE LIMITED SOLELY TO ITS INTEREST IN THE PROJECT, AND IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD, ITS MEMBERS, OR THEIR RESPECTIVE MEMBERS, PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES, IN

CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROJECT OR ASSETS OF LANDLORD, ITS MEMBERS, OR THEIR RESPECTIVE MEMBERS, PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES. IN NO EVENT SHALL LANDLORD BE LIABLE FOR CONSEQUENTIAL OR SPECIAL DAMAGES AS A RESULT OF A BREACH OR DEFAULT UNDER THIS LEASE.
34.Option to Extend. Landlord hereby grants to Tenant two (2) options (each, an “Option”) to extend the Lease Term for an additional period of five (5) years (the “Option Term”), all on the following terms and conditions:
(a)    Option Notice. Each Option must be exercised, if at all, by written notice irrevocably exercising the Option (“Option Notice”) delivered by Tenant to Landlord not earlier than fifteen (15) months nor later than twelve (12) months prior to the Expiration Date. Further, the Option shall not be deemed to be properly exercised if, as of the date of the Option Notice or at the Expiration Date (i) an Event of Default has occurred and is continuing, (ii) Tenant has assigned this Lease or its interest therein, other than to a Permitted Transferee, (iii) Tenant and/or any Permitted Transferee has not exercised the option to extend as to at least one “Tranche” (as that term is defined in the Office Lease) of the premises demised under the Office Lease and is not in physical occupancy of, and conducting business in, said Tranche, or (iv) the Letter of Credit has been terminated (without the delivery of a replacement letter of credit as contemplated by the Office Lease). Provided Tenant has properly and timely exercised an Option, the Lease Term shall be extended for the period of the Option Term and all terms, covenants and conditions of this Lease shall remain unmodified and in full force and effect, except that the Base Rent shall be modified as set forth below and that the Base Year shall be reset to the calendar year in which the applicable Option Term will commence.
(b)    FMRR Determination. The Base Rent per RSF payable for the Option Term shall be equal to the then-current rental rate per RSF (as further defined below, “FMRR”) being agreed to by institutional or comparably creditworthy, portfolio-managed, owners (“Comparable Landlords”) of comparable South of Market properties in San Francisco, California (the “Comparable Buildings”), with Qualifying Leases in Comparable Buildings during the Market Determination Period, in each case on a full service gross lease basis. As used herein, “FMRR” shall mean the rental rate per RSF for which Comparable Landlords are entering into Qualifying Leases within the time period of three (3) months prior to the date of Tenant’s Option Notice through the date that FMRR is being determined (“Market Determination Period”), for space in the Comparable Buildings, which space is comparable to the Premises in size, quality, utility, location, views and tenant improvements, and, to the extent available, with commencement dates approximately equal to the commencement date of the Option Terms, and only taking into account Affected Monetary Terms (“Comparative Transactions”). In no event will any leasehold improvements, Alterations, Tenant Improvements, or other modifications to the Premises made by Tenant (in excess of the Improvement Allowance) have the effect of raising FMR” above what it would be in the absence of such improvements or modifications (in excess of the Improvement Allowance), and such improvements or modifications shall be disregarded. “Qualifying Leases” shall mean, in the first instance, ground floor retail leases being renewed with existing unaffiliated first class national retail tenants in arms-length transactions or if sufficient renewal leases are not available, then as a supplement to any such renewal leases, new leases for space with unaffiliated national retail tenants in arms-length transactions. The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparative Transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord would otherwise make, and receive in Comparative Transactions. “Affected Monetary Terms” shall mean and refer to those monetary terms that support the determination of Base Rent, and shall include, without limitation, the amount of Security Deposit, additional forms of credit enhancement, any concessions being offered, and/or the amount of any allowance extended to renewal or, if applicable, new tenants in Comparative Transactions for refurbishment to leased premises or for new improvements under new leases. Landlord shall provide its determination of the FMRR to Tenant within thirty (30) days after Landlord receives the Option Notice. Tenant shall have twenty (20) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the FMRR within which to reasonably object thereto in writing (“Objection Notice”). Tenant shall be deemed to have accepted Landlord’s determination of FMRR unless Tenant timely delivers an Objection Notice to Landlord that sets forth Tenant’s proposed FMRR. In the event Tenant timely delivers an Objection Notice, Landlord and Tenant shall attempt to agree upon such FMRR. If Landlord and Tenant fail to reach agreement on such FMRR within fifteen (15) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to FMRR and such determination shall be submitted to arbitration in accordance with Section 34(c) below.
(c)    Arbitration of Dispute of FMRR. Landlord and Tenant shall meet with each other within five (5) Business Days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the FMRR within three (3) Business Days of the exchange and opening of envelopes, then, within ten (10) Business Days of the exchange and opening of envelopes, Landlord and Tenant shall agree upon and jointly appoint one arbitrator who shall be by profession be a real estate appraiser or broker who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker or appraiser as to his or her opinion as to FMRR prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s last submitted FMRR (as contained in the sealed envelope exchanged between the parties as hereinabove provided) for the Premises is the closer to the actual rental rate per RSF for Qualifying Leases within the market Determination period for Comparative Transactions. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within ten (10) Business Days after the appointment of the arbitrator any data and additional information concerning Comparative Transactions within the Market Determination Period (“Data”) and the other party may submit a reply in writing within five (5) Business Days after receipt of such Data. The arbitrator shall, within sixty (60) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted FMRR for purposes of determining Base Rent per RSF payable for the Option Term, and shall notify Landlord and Tenant of such determination, and shall base his or her decision solely on the evidence presented with respect to Comparative Transactions. The decision of the arbitrator shall be binding upon Landlord and Tenant. If Landlord and Tenant fail to agree upon and appoint such arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court for the City and County of San Francisco, or, if he or she refuses to act, by any judge having jurisdiction over the parties. The cost of arbitration shall be paid by Landlord and Tenant equally.
D.    Determination of FMRR Beyond Option Term. If the determination of the FMRR is delayed beyond the Option Term commencement date, Tenant shall pay Base Rent at the then prevailing rate until the FMRR is determined in accordance with terms of this Section 34. Following the determination of the FMRR, if FMRR is determined to be other than as designated by Landlord, there shall be an adjustment made to the next payment of Base Rent then due under this Lease to account for the difference between the amount of Base Rent Tenant has paid to Landlord since the Option Term commencement and the amount that Tenant would have paid if the Base Rent as adjusted pursuant to this Section 34 had been in effect as of the Option Term commencement.
35.Name of Building. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building and Landlord shall not be liable to Tenant for any loss, cost or expense in account of any such change of name.

36.	Hazardous Substance Disclosure.
(a)    Tenant represents, warrants, covenants and agrees that, except as otherwise expressly provided herein, Tenant and its employees, agents, contractors and/or invitees (i) shall not (a) bring into the Building or the Premises or conduct any activity or activities in or on the Premises or the Building involving, directly or indirectly, the use, generation, treatment or storage of any hazardous or toxic chemical, material, substance or waste (collectively, “Hazardous Materials”), or (b) cause or permit the escape, disposal or release of any Hazardous Materials in, on or about the Premises or the Building and the Project, and (ii) shall not be, nor permit the Premises to be, in violation of any applicable local, state or federal Laws, statutes or ordinances (or the rules and regulations promulgated thereunder) pertaining to (1) the protection of health against environmental hazards; (2) the protection of the environment, including air quality, and from contamination by any substance that may have any adverse health effect; (3) the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any Hazardous Materials (“Environmental Laws”); provided that Tenant may use customary office and cleaning supplies so long as the same are used, stored and disposed of in compliance with, and in quantities not reportable under, all applicable Environmental Laws. Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in, on or about the Premises. As used herein, the term Hazardous Materials shall include any chemical, material, element, compound, solution, substance or other mater of any kind which is now or later designated, classified, listed or regulated as a hazardous, toxic, or radioactive substance (or words of similar meaning and regulatory effect) under any law, statute, ordinance, rule, regulation or order of any agency of the State of California, the United States of America or any local governmental authority, Tenant shall notify Landlord of any notice of violation of Environmental Laws which it receives from any governmental agency having jurisdiction, including, without limitation, asbestos, petroleum hydrocarbons and petroleum based products, polychlorinated biphenyls (“PCBs”) and chlorofluorocarbons. In no event shall Landlord be designated as the “generator” on, nor shall Landlord be responsible for preparing, any manifest relating to Hazardous Materials generated or used by Tenant or any other Tenant Parties. In the event of a release of any Hazardous Materials caused by, or due to Tenant or any Tenant Parties in violation of Environmental Laws, Tenant shall immediately notify Landlord and take such remedial actions as Landlord may direct in Landlord’s sole discretion as necessary or appropriate to abate, remediate and/or clean up the same. If so elected by Landlord by notice to Tenant, Landlord may take such remedial actions on behalf of Tenant, at Tenant’s sole cost and expense. In any event, Landlord shall have the right, without liability or obligation to Tenant, to direct and/or supervise Tenant’s remedial actions and to specify the scope thereof and specifications therefore. Tenant will indemnify, defend, protect and hold harmless and defend Landlord from and against any and all loss, cost, damage, or liability (including, without limitation, any claims, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements and enforcement actions of any kind) and all costs and expenses incurred in connection therewith), arising out of any activity carried on or undertaken on the Project (or required to be carried on or undertaken under applicable Environmental Laws) by Tenant or its contractors, agents or employees in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials located on or under the Project, or arising out of any release or emission of Hazardous Materials attributable to the use or occupancy of the Premises by Tenant, by Tenant, Tenant’s employees, contractors, assignees or subtenants, on or after to the Delivery Date. The provisions of this Section 36 shall survive the expiration or earlier termination of the Lease.
(b)    Tenant acknowledges and agrees that, without limitation as to the other provisions of this Lease (including, without limitation, Section 36(a) above), any use or occupancy of the Premises (or any portion thereof) which would be a violation of any state and/or federal Laws relating to the use, sale, possession, cultivation and/or distribution of any controlled substances, including, without limitation, any engagement or intent to engage in activities (whether for commercial or personal purposes) regulated under any California law or other applicable law relating to the medicinal use and/or distribution of marijuana

(otherwise known as the Compassionate Use Act of 1996) (collectively, the “Prohibited Drug Law Activities”) are expressly prohibited and Tenant shall not engage nor permit others to engage in any such Prohibited Drug Law Activities in or about the Premises or Project. A breach of this Section 36(b) shall be deemed a material Default by Tenant under this Lease.
(c)    California law requires landlords to disclose to tenants the existence of certain Hazardous Materials. Accordingly, the existence of gasoline and other automotive fluids, asbestos containing materials, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items must be disclosed. Gasoline and other automotive fluids are found in the garage area of the Building. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Building are found in the utility areas of the Building not generally accessible to Building occupants or the public. Building occupants may use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain Hazardous Materials. Certain adhesives, paints and other construction materials and finishes used in portions of the Building may contain Hazardous Materials. Although smoking is prohibited in the public areas or the Building, these areas may from time to time be exposed to tobacco smoke. Building occupants and other persons entering the Building from time to time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain Hazardous Materials. By its execution of this Lease, Tenant acknowledges that the notice set forth hereinabove shall constitute the notice required under California Health and Safety Code Section 25915.5.
IN WITNESS WHEREOF, the parties have executed this Lease on the respective dates indicated below:

TENANT	LANDLORD

SLACK TECHNOLOGIES, INC.,	HART FOUNDRY SQUARE IV, LLC,
a Delaware corporation	a Delaware limited liability company

By: /s/ Stewart Butterfield	By: /s/ George Rumel
Name: Stewart Butterfield	Name: George Rumel
Its: Chief Executive Officer	Its: Senior Vice President

EXHIBIT A
FLOOR PLAN

A-1

EXHIBIT B
BUILDING RULES (RETAIL)
[To be Provided]

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EXHIBIT C-l
WORK LETTER AND CONSTRUCTION AGREEMENT
This Work Letter and Construction Agreement (this “Work Agreement”) is attached to and made a part of that certain Office Lease Agreement (the “Lease”), dated January _ , 2018 (the “Effective Date”), between HART FOUNDRY SQUARE IV, LLC, a Delaware limited liability company (“Landlord”), and SLACK TECHNOLOGIES, INC., a Delaware corporation (“Tenant”) relating to certain premises (the “Premises”), more particularly described in the Lease. Capitalized terms used in this Work Agreement shall have the meaning set forth in the Lease, unless otherwise defined herein. Supplementing the provisions of the Lease, but without limiting those provisions, Landlord and Tenant agree as follows with respect to the Tenant Improvements to be installed in the Premises.

1.	Tenant’s and Landlord’s Work.
1.1    Tenant Improvements. Subject to approval by Landlord of the Final Plans (as defined below) with respect thereto as provided in this Work Agreement, Tenant shall perform and construct, in accordance with the terms of this Work Agreement, the Tenant Improvements (as defined below).
1.2    Landlord’s Work. Landlord shall perform Landlord’s Demolition Work prior to delivery of possession of the Premises, in the manner provided in the Lease. In addition, prior to the Rent Commencement Date, Landlord shall install and construct a new corridor adjacent to the Premises in the location shown on Exhibit A to the Lease.
2.Preparation of Space Plan, Working Drawings and Final Plans.
2.1Tenant’s Architect. Subject to Landlord’s consent, not to be unreasonably withheld, conditioned, or delayed, Tenant shall engage a registered architect (“Tenant’s Architect”) as Tenant’s architect for the design and construction of Tenant Improvements.
2.2Space Plan. Prior to the Delivery Date, Tenant shall cause Tenant’s Architect to prepare and deliver to Landlord for Landlord’s approval a space plan showing the general layout of the Premises and Tenant’s contemplated improvements to be constructed and installed therein, and Landlord’s Work (the “Space Plan”). Landlord shall not unreasonably withhold its consent to the Space Plan provided that the proposes build out is consistent with the initial Permitted Use for the named Tenant under this Lease. The Space Plan, as approved by Landlord and Tenant, is referred to herein as the “Approved Space Plan.”
2.3    Working Drawings.
(a)    Working Drawings. Promptly following the approval of the Approved Space Plan, Tenant shall cause Tenant’s Architect to prepare and deliver to Landlord for Landlord’s approval plans, specifications and working drawings for the construction of the improvements shown on the Approved Space Plan, as the same may be subsequently revised by Tenant and approved by Landlord, in such form and detail as may be reasonably required by Landlord (the “Initial Working Drawings” and the “Working Drawings”). The Working Drawings shall be based on, and shall be consistent with, the Approved Space Plan or logical extensions thereof. The Working Drawings shall include all construction plans and specifications including electrical, mechanical, plumbing, lighting, and exiting, and be compatible with the existing Building systems, Building structure and appearance.
(b)    Stages of Deliverv of Drawings. Tenant shall cause Tenant’s Architect to submit to Landlord, for its review and approval, Working Drawings not less frequently than at the following stages of detail and completion: fifty percent (50%) (the “Fifty Percent Tenant Drawings”), and one hundred percent (100%) (the “One Hundred Percent Tenant Drawings”), as such stages are reasonably estimated by Tenant’s Architect. Each stage of the Working Drawings shall be delivered to Landlord for its approval.

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(c)    Permit Drawings. Promptly following approval of the One Hundred Percent Tenant Drawings, Tenant shall cause to be prepared and submitted to Landlord for approval, a complete set of “permit drawings” required for submittal to local governmental agencies in connection with such approvals and permits required for the Tenant Improvements.
2.4    Review and Approval of Working Drawings.
(a)    Landlord’s approval or disapproval of any particular stage of the Working Drawings shall be delivered to Tenant by written notice within a reasonable time period not to exceed fifteen (15) days after Tenant’s delivery of the applicable stage of the Working Drawings and shall be limited to matters relating to the compatibility of the improvements with all existing Building mechanical, electrical and life safety systems, Building structure and appearance, and consistency with the Approved Space Plan. If Landlord shall reasonably disapprove of any portion of the revised Working Drawings, Landlord shall advise Tenant in writing of such disapproval and the reasons therefore. Tenant shall then submit the revised Working Drawings to Landlord, incorporating those revisions required by Landlord, for Landlord’s approval, which approval shall be granted or withheld by written notice to Tenant delivered not later than five (5) Business Days following Landlord’s receipt of the revised Working Drawings. The foregoing process shall be repeated until the Working Drawings have been approved by both Landlord and Tenant; provided, however, any revisions to the Working Drawings following the first such revision which are due to Tenant’s or Tenant’s Architect’s failure to modify the Working Drawings to incorporate Landlord’s reasonable objections shall be deemed a Tenant delay, and not a Landlord Delay (as defined below). Once approved by Landlord at an initial stage of the Working Drawings, Landlord shall not subsequently disapprove of said previously approved matters unless a material change in the scope of work is disclosed by a subsequent stage of the Working Drawings that adversely affects the matter previously approved. The Working Drawings, as approved by Landlord and Tenant, are referred to herein as the “Final Plans,” and the improvements noted therein to be constructed or installed by Tenant’s Contractor are referred to herein as the “Tenant Improvements.” Any changes made to the approved Final Plans shall require Landlord’s written consent. Landlord failure to timely deliver a disapproval and/or written response giving grounds for disapproval as aforesaid shall be deemed to be Landlord’s consent to the Working Drawings in question.
(b)    Without limiting the generality of Section 2.4(a) above, any out-of-pocket cost or expense incurred by Landlord in connection with the review of Tenant’s Working Drawings by Landlord’s designated mechanical, electrical and structural engineers, should Tenant elect to engage engineers other than Landlord’s designated engineers for the preparation of Tenant’s Working Drawings, shall be chargeable to Tenant (and deducted from the Improvement Allowance), provided Tenant receives reasonable documentation for such charges.
2.5    Authorized Representatives.
(a)    Tenant’s Representative. Tenant shall designate in writing to Landlord one individual who will work with Landlord throughout the period of the design, development and construction of the Tenant Improvements (“Tenant’s Representative”). Tenant’s Representative shall be authorized to bind Tenant with respect to all matters arising under this Work Agreement and Landlord shall be entitled to rely on the actions of Tenant’s Representative in proceeding with all design, development and construction activities under this Work Agreement.
(b)    Landlord’s Representative. Landlord shall have the right to retain a consulting project manager (the “Consulting PM”) to act as Landlord’s representative for the purpose of reviewing all drawings and monitoring the Tenant Improvements. Landlord may designate a Landlord employee as the Consulting PM. Unless otherwise designated in writing, Landlord’s Consulting PM shall be Landlord’s

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representative during the period of the design and construction of Tenant Improvements (“Landlord’s Representative”). Landlord’s Representative shall be authorized to bind Landlord with respect to all matters arising under this Work Agreement and Tenant shall be entitled to rely on the actions of Landlord’s Representative in proceeding with all design, development and construction activities under this Work Agreement. Tenant agrees to pay to Landlord a reasonable management fee not to exceed One Dollar ($1.00) per RSF to be paid as each Phase of the Premises is delivered. Landlord may charge Landlord’s management fee against, and deduct the same from, the Improvement Allowance.
2.6    Change Orders. In the event that Tenant requests any changes to any previously Landlord approved plans, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not adversely affect the Building’s structure, systems, equipment or appearance.
3.    Tenant’s Contractor.
Subject to Landlord’s consent, not to be unreasonably withheld, conditioned, or delayed, Tenant shall engage a licensed general contractor for the construction of the Tenant Work (“Tenant’s Contractor’’). Tenant shall not proceed with construction of Tenant Improvements until such time as Landlord has approved Tenant’s construction budget, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant’s Contractor and any subcontractors performing construction of Tenant Improvements shall exclusively use union labor.
4.Governmental Approvals.
4.1    Approvals.
(a)    Approvals. As soon as reasonably practicable following the approval of the Final Plans, Tenant’s Architect and/or Contractor shall diligently obtain all governmental and quasi-governmental approvals and permits required for the Tenant Improvements. Landlord shall cooperate with Tenant, at no out of pocket cost or expense, in procuring approvals and permits hereunder relating to Tenant Improvements, including signing applications therefore as necessary or required. Any changes to the Final Plans required by the governmental and quasi-governmental agencies necessary to obtain the approvals and permits for the Tenant Improvements (the “Governmental Requirements”) shall require Landlord’s and Tenant’s approval. Upon receiving the necessary approvals from the local jurisdiction, Tenant shall submit to Landlord a full set of the Final Plans, as approved by the local jurisdiction, together with a copy of each construction or other permit related thereto issued by said jurisdiction.
(b)    Compliance with Laws. After obtaining all required governmental approvals and permits, Tenant shall cause Tenant Improvements to be performed by Tenant’s Contractor in accordance with the approved Final Plans and in compliance with all applicable building codes and other state, federal, local or quasi-governmental Laws. If any governmental agency imposes any compliance obligations or additional work on Landlord or any portion of the Building other than the Premises as a condition to the issuance of any building permit or authorization to proceed with Tenant Improvements, such work shall be the responsibility of Tenant. Prior to incurring any such expense Landlord shall give notice thereof to Tenant which shall specify the work required and the cost thereof, and Tenant shall have a reasonable opportunity to cause the Final Plans to be revised so as to eliminate the required work in whole or in part.
5.Construction.
5.1    Work Schedule and Construction Meetings.
(a)    Landlord and Tenant and their respective construction representatives shall meet and confer, in good faith, to coordinate the performance of the Tenant Improvements in accordance with

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sound design and construction practices, and so as to limit any interference with any of the other retail tenants of the Building, with the intent and purpose of minimizing the avoidable delays and cost inefficiencies that would be associated with the performance of the Tenant Improvements.
(b)    Meetings shall be held at a location reasonably acceptable to Landlord and Tenant. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment and lien release package.
5.2    Manner of Construction. Tenant shall cause the Tenant Improvements to be constructed with diligence and in a workmanlike manner in accordance with the Final Plans, and in compliance with all applicable Laws, ordinances, rules and regulations. Tenant’s Contractor, and the subcontractors, laborers, material men and suppliers used by Tenant’s Contractor, shall be under the control of Tenant, and are sometimes hereinafter referred to collectively as “Tenant’s Agents.” Entry by Tenant or Tenant’s Agents into the Building or any part of the Premises for purposes relating to Tenant Improvements shall be deemed to be under all the terms, covenants, conditions, provisions and agreements of the Lease (including Tenant’s obligations to indemnify and hold Landlord harmless, which shall apply with respect to any matter arising out of or connected with such entry). Tenant acknowledges that the Building is currently certified as LEED Existing Buildings: Operations & Maintenance (LEED-EBOM) “Gold” by the U.S. Green Building Council. Tenant shall perform and cause Tenant’s Contractor to perform the construction of the Tenant Improvements using materials and design that do not jeopardize the Building’s current LEED certification. Tenant shall comply with applicable building codes and ordinances applicable to such work, including the San Francisco Construction & Demolition Debris Recovery Program.
5.3Landlord Liability. Landlord’s approval or consent to any of the Tenant Improvements shall not impose any liability upon Landlord, and no action taken by Landlord in connection with such approval, including, without limitation, attending construction meetings of Tenant’s contractors, shall render Tenant the agent of Landlord for purposes of constructing Tenant Improvements.
5.4Inspection by Landlord. Landlord shall have the right, upon reasonable notice to Tenant, to inspect Tenant Improvements at all times. Should Landlord disapprove of any portion of such work, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Landlord shall have the right to disapprove Tenant Improvements only to the extent such work (a) is not in compliance with the Final Plans, (b) has not been completed in a workmanlike manner, or (c) is not in compliance with Laws. Any items of Tenant Improvements validly disapproved by Landlord shall be rectified by Tenant at no expense to Landlord.
5.5    Lien Protection. Landlord has the right at all times to post and keep posted on the Premises any notice that it considers necessary for protection from liens, and Tenant shall give Landlord at least ten (10) days prior notice of the date Tenant intends to commence construction to permit Landlord to post and record a notice of nonresponsibility. If any such lien attaches or Tenant receives notice of any such lien, Tenant shall cause the lien to be immediately released and removed of record, either by payment of the claim or by posting of a proper bond. If any such lien is not released and removed of record within ten (10) days following notice from Landlord to do so, Landlord may take any and all action necessary to release and remove the lien of record (excluding payment of the claim), without any duty to investigate the validity thereof or to provide any further notice to Tenant, and all out-of-pocket expenses (including attorneys’ fees and costs) incurred by Landlord in connection therewith shall be payable by Tenant as Additional Rent under the Lease.

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6.	Insurance Requirements.
6.1    General Coverage. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general public liability insurance, including property damage, all with limits, in form and with companies as are approved by Landlord.
6.2Special Coverage. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that Tenant Improvements shall be insured by Tenant pursuant to Section 14 of the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $2,000,000.00 per incident, $5,000,000.00 in aggregate, and in form and with companies as are approved by Landlord.
6.3General Terms. Certificates for all insurance carried pursuant to this Section 6 shall be delivered to Landlord before the commencement of construction of Tenant Improvements and before Tenant’s Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Demised Premises or any portion thereof is damaged by any cause during the course of the construction of Tenant Improvements, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until Tenant Improvements is fully completed, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for five (5) years following completion of the work and acceptance by Landlord. All policies carried under this Section 6.3 shall insure Landlord and Tenant, as their interests may appear, as well as Landlord’s Consulting PM. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects to Landlord and Landlord’s Agent and that any other insurance maintained by Landlord and Landlord’s Agent is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease.

7.	Cost of Construction.
7.1    Tenant Allowance. As an inducement to Tenant to enter into the Lease, but subject to Section 7.3 below, Landlord shall pay up to One Hundred Seventy One Thousand Two Hundred Fifty Dollars ($171,250.00), based on Fifty Dollars ($50) per rentable square foot of the Premises (the “Improvement Allowance”), for the following costs associated with Tenant Improvements (the “Approved Tenant Improvement Costs”):
(i)    all amounts paid or payable to Tenant’s Contractor for construction of Tenant Improvements;
(ii)    the cost of any governmental permits, fees, charges or other expenses required for construction of the Tenant Improvements;
(iii)    the cost any special or any after-hours Building services, provided to the Premises at Tenant’s request during the construction of the Tenant Improvements; and
(iv)    the fees and costs of Landlord’s Consulting PM.

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If the full amount of the Improvement Allowance is not utilized as hereinabove provided within two (2) years following the Delivery Date, no portion of the unused amount thereof shall be available to Tenant for any purpose and the same shall revert to Landlord. Without limiting the generality of the foregoing, the intention of the parties is that the Improvement Allowance is solely for the improvements to be constructed in connection with the named Tenant’s initial occupancy of the Premises, and the Improvement Allowance is not available to pay for any additional improvements undertaken by Tenant following Tenant’s initial occupancy of the Premises under the Lease (including, without limitation, Alterations performed under the Lease).
7.2Excess Cost. If the projected cost of Tenant Improvements exceeds the Improvement Allowance (the funds for the cost of construction of the Tenant Improvements in excess of the Improvement Allowance being referred to hrein as the “Excess Cost Funds”, and provided Tenant shall not be in default of any of its obligations under this Work Agreement, Landlord agrees to fund, on a pro rata basis with Tenant, disbursements of the Improvement Allowance (less retainage amounts as provided in this Work Agreement) concurrently with Tenant’s funding of its pro rata share of the Excess Costs; provided, however, in the event of a default by Tenant under this Work Letter, Landlord shall be entitled to demand payment by Tenant of the Excess Cost Funds in a construction escrow established by Landlord (whhich escrow may be administrerd by Landlord’s attorny or propert ymanagement company) to pay for the cost of the Tenant Improvements over and above the amount of the Improvement Allowance prior to advancing any funds comprising the Improvement Allowance under the terms of this Work Agreement. For avoidance of doubt, Landlord and Tenant acknowledge that Landlord’s pro rata share of a payment due towards the cost of the Tenant Improvements (where there are costs over and above the Improvement Allowance) shall be based on the ratio that the Improvement Allowance bears to the total projected cost of the Tenant Improvements, and Tenant’s pro rata share shall be the percentage share remaining after subtracting Landlord’s pro rata share from 100.
7.3Disbursement. Landlord shall pay the Excess Cost Funds (if Tenant is required to establish a construction escrow as provided in Section 7.2 above) and the Improvement Allowance to Tenant in progress payments during the course of the construction of Tenant Improvements, in the following manner.
(a)    The Excess Cost Funds (if Tenant is required to establish a construction escrow as provided in Section 7.2 above) and Improvement Allowance shall be payable by Landlord to Tenant during the course of construction of Tenant Improvements within fifteen (15) days after Tenant makes application therefore (made not more than once each month) accompanied by (i) an AIA Document G 702 Application and Certificate for Payment for that portion of Tenant Improvements covered thereby, showing the schedule, by trade, of percentage of completion of Tenant Improvements, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of Tenant’s Agents for labor rendered and materials delivered to the Premises; and (iii) executed partial mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions of California Civil Code Sections 8120-8134. Unless Landlord reasonably disputes any amount payable under clause (i) above, Landlord shall within fifteen (15) days after receipt of the items under clauses (i) through (iii) above, deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 7.3(a), less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”); and (B) the balance of any remaining available portion of the Excess Funds (if Tenant is required to establish a construction escrow as provided in Section 7.2 above) and Improvement Allowance (not including the Final Retention). If Landlord reasonably disputes any amount payable under clause (i) above, the parties shall promptly meet and confer in good faith to resolve such disputes as soon as possible. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

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(b)    Subject to the provisions of this Work Agreement, a check for the Final Retention payable jointly to Tenant and Tenant's Contractor shall be delivered by Landlord to Tenant following the completion of construction of Tenant Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Civil Code Section 8136 or Civil Code Section 8138, (ii) Tenant's Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of Tenant Improvements in the Premises has been Substantially Completed, and (iii) Tenant delivers to Landlord the drawings, warranties and other documentation required by Section 9 hereof.
7.4    Tenant Offset Rights. Notwithstanding anything to the contrary in this Work Agreement, if Landlord fails to timely disburse any portion of the Improvement Allowance and the conditions of this Section 7.4 are satisfied by Tenant, Tenant may deduct the portion of the Improvement Allowance that Landlord has defaulted in disbursing from Rent due and payable under the Lease. Notwithstanding anything to the contrary in this Section 7.4, Landlord shall not be deemed in default under its obligation to disburse any portion of the Improvement Allowance if (i) Landlord gives written notice to Tenant of any defective condition in the construction of the Tenant Improvements and Landlord’s determination that any one or more disbursements of the Improvement Allowance is not payable with respect to such defective work, (ii) Tenant is default under the terms of this Work Agreement (beyond notice and any applicable cure period) and Landlord withholds disbursement of any portion of the Improvement Allowance as a result of such uncured default, (iii) Tenant fails to satisfy the conditions for disbursement of the Final Retention, or (iv) a bona fide dispute exists between Landlord and Tenant as to whether a cost item is subject to reimbursement or payment as a part of the Cost of the Work. As a condition to Tenant’s right to withhold Rent based on a default by Landlord in disbursement of any portion of the Allowance, Tenant shall be required to send to Landlord a written notice that states in reasonable detail the basis for Tenant’s determination that Tenant is entitled to offset from Rent an amount of the Improvement Allowance (“Tenant’s First Offset Notice”) and the Response Period (as defined below) expires or lapses without a written response from Landlord disputing Tenant’s right to a Rent offset based on the terms of this Section 7.4. Landlord shall have ten (10) Business Days to respond to Tenant, and no offset shall be taken unless Landlord fails to respond to Tenant’s First Offset Notice to dispute Tenant’s right to assert a Rent offset from the unpaid Improvement Allowance. If Landlord does not give Tenant a written response within said ten (10) Business Day period, Tenant shall be required to send a second written notice (“Tenant’s Second Offset Notice”) that states in capital letters in at least 12 point type “LANDLORD HAS FAILED TO RESPOND TO A RENT OFFSET NOTICE UNDER THAT CERTAIN LEASE WITH BANK OF NEW YORK MELLON AND TENANT CLAIMS A RIGHT OF RENT OFFSET UNDER THE LEASE.” Tenant’s Second Offset Notice shall include a copy of Tenant’s First Offset Notice. Tenant shall send a copy of Tenant’s First Offset Notice and Second Offset Notice to and Lender to whom Landlord has given Tenant prior written notice. If Landlord does not provide a written response to Tenant asserting a basis for disputing Tenant’s right to asset a Rent offset under this Section 7.4 within five (5) Business Days following the receipt of Tenant’s Second Offset Notice (the expiration of said period being referred to herein as the “Response Period”), Tenant shall have the right to offset any portion of the unpaid Improvement Allowance against any Rent due and payable under the Lease. Landlord may at any time cut off Tenant’s Rent offset claim by paying to Tenant the amount of the unpaid disbursement of the Improvement Allowance.
8.    General Conduct of Work.
Landlord shall provide Tenant, at no charge, elevator access and loading dock access during the course of the construction of the Tenant Improvements, during normal business hours of the Building, subject to Landlord’s construction rules and regulations for the use thereof (including, at Tenant’s sole cost), the use of appropriate floor and wall protections for the transportation of construction material and the move-in of

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Tenant’s furniture, fixtures and equipment into the Premises. Tenant shall be solely responsible for any damage to any Building elements resulting from such use of the loading dock.
9.    Notice of Completion. Within ten (10) days after completion of construction of Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof of Landlord upon such recordation. If Tenant fails to do so, as Landlord’s sole remedy, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant sole cost and expense. At the conclusion of construction, (i) Tenant shall cause Tenant’s Architect and Tenant’s Contractor (A) to update the Final Plans as necessary to reflect all changes made to the Working Drawings during the course of construction (which may include field comments marked on such plans), (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings (or CADD drawings on disc) within ninety (90) days following substantial completion of Tenant Improvements, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

10.	Delays.
10.1    General Rules Governing Delays. By its execution of this Work Agreement, Tenant acknowledges its agreement that, except as expressly provided in this Section 10, Tenant assumes all risk of delays associated with the construction of the Tenant Improvements, including delays attributable to Force Majeure (as that term is defined under the Lease), inability to secure building permits or other required approvals despite diligent efforts to do so; (d) changes in Laws, or changes in the interpretation thereof.
10.2    Landlord Delays. Notwithstanding anything to the contrary in this Work Agreement or in the Lease, the Rent Commencement Date shall be extended on a day for day basis for any period of Landlord Delays. As used herein, the term “Landlord Delays” shall mean and refer to any actual delay in the completion of the Tenant Improvements and/or the Landlord Demolition Work attributable to or caused by (i) the request of Landlord, or (ii) Landlord’s failure to provide or give approvals to the Tenant Improvements within the time periods specified in this Work Agreement, or (iii) the discovery and required abatement of any Hazardous Materials during the performance of the Tenant Improvements and/or the Landlord Demolition Work not otherwise disclosed in Landlord’s operations and management plan for the Building, or (iv) any other intentional act of Landlord where Tenant has given Landlord written notice of the potential for such delay and Landlord has not corrected the basis for such delay within two (2) Business Days following such written notice, and provided that in all instances an actual delay in substantial completion beyond the Rent Commencement Date results from said Landlord Delay.
11.    Default.
Any default under the terms of this Work Agreement shall entitle the non-defaulting party to exercise all remedies set forth in the Lease.
12.    Notices.
Any request, approval, consent, notice or other communication, including but not by way of limitation, authorizations and demands (collectively “Construction Communication”) of any kind whatsoever which either party may be required or may desire to give to or serve upon the other under this Work Agreement shall be in writing and delivered to the address and in the manner provided in the Lease, except that any Construction Communication required or otherwise given under this Work Agreement shall be served personally or sent by a reputable and nationally recognized overnight delivery service providing for next Business Day delivery, with confirmation of delivery and receipt (the “Carrier”), and any

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Construction Communication shall be effective upon receipt of same as evidenced in written form by the Carrier.

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EXHIBIT D
COMMENCEMENT DATE MEMORANDUM
Date
Slack Technologies, Inc.
155 5th Street
San Francisco, CA 94103
Attn: _____________________
Re:     Commencement Letter with respect to that certain Lease dated January ___, 2018, by and between, HART Foundry Square IV, LLC, a Delaware limited liability company, as Landlord, and Slack Technologies, Inc., a Delaware corporation, as Tenant, for a RSF in the Premises of the Ground Floor of the Building located at 500 Howard Street, San Francisco, California 94105.
Dear ___________:
In accordance with the terms and conditions of the above referenced Lease, Tenant hereby accepts possession of the Premises and agrees as follows:
The Delivery Date of the Premises was __________________;
The Commencement Date of the Premises is __________________;
The Expiration Date of the Lease is __________________; and
Tenant accepts the Premises as being in “Ready for Occupancy Condition” required under the Lease.
Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) copies of this Commencement Letter in the space provided and returning two (2) fully executed copies of the same to my attention.
Sincerely,
__________________
Project Manager
[Tenant Signature Page Follows]

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Agreed and Accepted:
SLACK TECHNOLOGIES, INC.,
a Delaware corporation

By: ___________________________________
Name: _________________________________
Its: ___________________________________

By: ___________________________________
Name: _________________________________
Its: ___________________________________

Date executed: _____________________, 201__

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